Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209452

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated November 15, 2016

PROSPECTUS    SUPPLEMENT

6,500,000 Shares

Common Stock

We are selling 6,500,000 shares of our common stock.

Our shares trade on the Nasdaq Global Select Market under the symbol VSAT. On November 14, 2016, the last sale price of the shares as reported on the Nasdaq Global Select Market was $80.59 per share.

Investing in our common stock involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional 975,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Credit Suisse	Morgan Stanley

Co-Managers

B. Riley & Co.	Citizens Capital Markets, Inc.	PJT Partners LP	SunTrust Robinson Humphrey

The date of this prospectus supplement is                     , 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a “shelf” registration process. Under the shelf registration statement, we may offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the headings “Where You Can Find More Information” on page S-64 and “Information Incorporated by Reference” on page S-65 of this prospectus supplement before investing in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the Securities Act) and the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, costs or other financial items; anticipated growth and trends in our business or key markets; future economic conditions and performance; the development, customer acceptance and anticipated performance of technologies, products or services; satellite construction and launch activities; the performance and anticipated benefits of our ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; the expected completion, capacity, service, coverage, service speeds and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; anticipated subscriber growth; our proposed strategic partnering arrangement with Eutelsat S.A. (together with its affiliates, Eutelsat) and the timing, costs, economics and other benefits associated therewith; plans, objectives and strategies for future operations; the expected uses of the proceeds from this offering; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to consummate our proposed strategic partnering arrangement with Eutelsat and to realize the anticipated benefits of the strategic partnering arrangement; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees.

All written and oral forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section, elsewhere in this prospectus supplement or in the accompanying prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements should also be considered in light of the risk factors detailed in our most recent Annual Report on Form 10-K, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date on which they are made. Accordingly, users of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus supplement, before deciding whether to participate in the offering described in this prospectus supplement. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. As used in this prospectus supplement, the terms “ViaSat,” “we,” “our,” “ours” and “us” refer to ViaSat, Inc., a Delaware corporation, and its subsidiaries, unless the context suggests otherwise.

Company Overview

We are an innovator in broadband technologies and services. Our end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables us to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers and government users around the globe, whether on the ground, on the move or in flight. In addition, we develop and provide advanced wireless communications systems, secure networking systems and cybersecurity and information assurance products and services. Our product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

We conduct our business through three segments: satellite services, commercial networks and government systems.

Satellite Services

Our satellite services segment provides satellite-based high-speed broadband services to consumers, enterprises, commercial airlines and mobile broadband customers primarily in the United States. Our Exede® broadband services offer high-speed, high-quality broadband internet access across the contiguous United States. We also offer similar services for a growing number of commercial and business aircraft both in the United States and abroad. Our satellite services business also provides a platform for the provision of network management services to domestic and international satellite service providers.

Our satellite services business uses our proprietary technology platform to provide broadband services with multiple applications. Our proprietary Ka-band satellites are at the core of our technology platform. We own two satellites: ViaSat-1 (our first-generation high-capacity Ka-band spot-beam satellite, which was placed into service in January 2012) and WildBlue-1 (which was placed into service in March 2007). In addition, three additional satellites are under construction: the ViaSat-2 satellite (our second-generation high-capacity Ka-band satellite design) and two ViaSat-3 class satellites (our third-generation high-capacity Ka-band satellite design). We currently expect our ViaSat-2 satellite to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018, and that the two ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021.

The primary services offered by our satellite services segment are comprised of:

•	Fixed broadband services under the Exede and WildBlue® brands offered to consumers and businesses primarily in the United States, which provide users with high-speed broadband internet access and Voice-over Internet Protocol services. As of September 30, 2016, we provided broadband internet services to approximately 686,000 consumer and small business subscribers.

•	In-flight broadband services including our flagship Exede In The Air service. As of September 30, 2016, 533 commercial aircraft were in service utilizing our Exede in-flight broadband services. In November 2016, ViaSat was selected by American Airlines to retrofit more than 500 aircraft from its existing domestic fleet with ViaSat’s in-flight broadband system, with installation expected to begin in the first half of fiscal year 2018.

•	Mobile broadband services under the Yonder® brand, which provide global network management and high-speed internet connectivity services for customers using airborne, maritime and ground-mobile satellite systems.

•	Enterprise broadband services, which include business connectivity, live on-line event streaming, oil and natural gas data gathering services and high-definition satellite news gathering.

In February 2016, we entered into a framework and subscription agreement (the Framework Agreement) with Eutelsat, pursuant to which we have agreed to enter into a strategic partnering arrangement with Eutelsat to own and operate satellite broadband infrastructure and equipment and provide satellite-based broadband internet services in the European region. The arrangement will consist of two entities coordinating efforts to expand the European broadband market: an entity to be owned 51% by Eutelsat and 49% by ViaSat following the closing will own and operate Eutelsat’s KA-SAT satellite and related assets and offer wholesale satellite capacity services in the European region; and an entity to be owned 51% by ViaSat and 49% by Eutelsat following the closing will purchase wholesale satellite capacity services and offer retail satellite-based broadband internet services in the European region. At the closing under the Framework Agreement, Eutelsat will contribute and transfer assets relating to Eutelsat’s existing wholesale satellite broadband business (including its KA-SAT satellite) to a newly formed subsidiary of Eutelsat in exchange for the issuance of new shares in such subsidiary, and following such contribution and issuance, we will purchase 49% of the issued shares of Eutelsat’s subsidiary from Eutelsat for €132.5 million and, similarly, Eutelsat will purchase 49% of the issued shares of a second newly formed subsidiary of ViaSat for an immaterial amount. Also at the closing, we and Eutelsat will enter into shareholders’ agreements and other ancillary agreements with respect to the ownership, management and operation of the two entities. The closing of the transactions under the Framework Agreement is subject to customary conditions, including the receipt of required regulatory approvals and third-party consents. We currently anticipate that the closing will occur in fiscal year 2017.

Commercial Networks

Our commercial networks segment develops and produces a variety of advanced end-to-end satellite and wireless communication systems, ground networking equipment and space-to-earth connectivity systems. We design and build customized fixed and mobile satellite communication systems capable of serving a variety of markets and applications. In addition, we offer an array of ground networking equipment and products, including customer premise equipment, satellite modems, antenna technologies, earth stations and satellite networking hubs. Our communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding, are utilized to provide services through our satellite services segment and are also sold to commercial networks customers.

Our communication systems, ground networking equipment and products include:

•	Fixed satellite networks, including next-generation satellite network infrastructure and ground terminals to access Ka-band broadband services on high-capacity satellites.

•	Mobile broadband satellite communication systems, designed for use in aircraft, high-speed trains and seagoing vessels.

•	Antenna systems specializing in earth imaging, remote sensing, mobile satellite communication, Ka-band earth stations and other multi-band antennas.

•	Satellite networking development programs, including specialized design and technology services covering all aspects of satellite communication system architecture and technology.

Government Systems

Our government systems segment develops and produces network-centric internet-protocol (IP)-based fixed and mobile secure government communications systems, products, services and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include the U.S. Department of Defense (DoD), allied foreign governments, domestic and allied armed forces, public safety first-responders and remote government employees.

The primary products and services of our government systems segment include:

•	Government mobile broadband products and services, which provide military and government users with high-speed, real-time, broadband and multimedia connectivity in key regions of the world.

•	Government satellite communication systems, which comprise an array of portable, mobile and fixed broadband modems, terminals, network access control systems and antenna systems using a range of satellite frequency bands for line-of-sight and beyond-line-of-sight Intelligence, Surveillance and Reconnaissance and Command and Control missions, satellite networking services, network management systems for Wi-Fi and other internet access networks and global mobile broadband capability, and include products designed for manpacks, aircraft, unmanned aerial vehicles, seagoing vessels, ground-mobile vehicles and fixed applications.

•	Cybersecurity and information assurance products, which provide advanced, high-speed IP-based “Type 1” and High Assurance Internet Protocol Encryption (HAIPE®)-compliant encryption solutions that enable military and government users to communicate information securely over networks, and that secure data stored on computers and storage devices.

•	Tactical data links, including our Battlefield Awareness and Targeting System—Dismounted handheld link radios, Multifunction Information Distribution System (MIDS) terminals for military fighter jets and their successor, MIDS Joint Tactical Radio System terminals, “disposable” weapon data links and other portable small tactical terminals.

Our Strengths

We believe the following strengths position our business to capitalize on the attractive growth opportunities presented in our business segments:

•

Vertically Integrated End-to-End Platform of Leading Broadband Technologies. We believe our innovative ecosystem of high-capacity Ka-band satellites, ground infrastructure and user terminals provides a vertically integrated end-to-end platform that uniquely positions us to cost-effectively deliver a diverse portfolio of high-speed, high-quality broadband solutions and applications to enterprises, consumers and government users. Our product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that many of the market segments in which we compete have significant barriers to entry relating to the complexity of technology and the amount of required investment, and that limited competition exists for broadband services at higher data speeds. We believe that our comprehensive and vertically integrated portfolio of satellites, products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in broadband technologies and services.

•	Innovation of Next-Generation Satellite Technology. We have a long history of innovation in next-generation satellite technologies. Since our inception, we have designed and produced advanced satellite communications systems and equipment. Our award-winning first-generation high-capacity Ka-band spot-beam satellite, ViaSat-1, was placed into service in January 2012. In February 2012, the Society of Satellite Professionals International bestowed an Industry Innovators Award on us in recognition of the development and launch of our ViaSat-1 satellite and, with its data throughput of approximately 140 Gigabits per second, in 2013 ViaSat-1 earned a Guinness World Records® title as the highest-capacity communications satellite in the world. In May 2013, we entered into a satellite construction contract for our ViaSat-2 satellite, our second-generation high-capacity Ka-band satellite design, which we currently expect to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018. We expect that our ViaSat-2 satellite will significantly expand our data throughput capacity, enabling us to improve the speed, availability and geographic coverage area of our broadband services. In addition, we have entered into satellite construction contracts for two ViaSat-3 class satellites, our third-generation high-capacity Ka-band satellite design, and we anticipate that our ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021. Our ViaSat-3 class satellites are designed to further expand our data throughput capacity and geographic coverage area and to support the flexible allocation of capacity to dynamically respond to changing capacity demands, thereby improving the speed, availability and cost-efficiency of our proprietary Ka-band satellite network. Our market-leading Exede In The Air in-flight broadband service has received numerous awards and accolades, including the Crystal Cabin Award for the best Passenger Comfort System in April 2015 and the Excellence in Avionics Award for In-Flight Connectivity Innovation in July 2015. We believe that our innovative satellite technologies and investments in the associated ground infrastructure will enable us to provide greater capacity and faster broadband speeds. We believe our history of developing proprietary and innovative satellite technologies spanning spacecraft, ground infrastructure, user terminals and network design demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our customers.

•	Diversification of Business Model. Our business is highly diversified, ranging from the provision of broadband services to consumers, enterprises and commercial airlines primarily in the United States, to the worldwide sale of complex satellite communication systems and products to communications service providers and enterprises, to the sale of advanced wireless communications systems, secure networking systems and cybersecurity and information assurance products and services to government users and defense contractors. This diversification in product and service offerings, customer base and market segment helps to reduce our exposure to fluctuations in any of the individual markets we serve. In addition, the flexibility in our business model allows us to allocate our satellite capacity to markets where bandwidth usage demands and returns are highest. During the first half of fiscal year 2017 and during fiscal years 2016 and 2015, our satellite services segment generated 40%, 39% and 36% of total revenues, our commercial networks segment generated 17%, 18% and 25% of total revenues, and our government systems segment generated 43%, 43% and 39% of total revenues, respectively.

•	Blue-Chip Customer Base and Favorable Consumer Contract Terms. Our customers include the DoD, large defense contractors, allied foreign governments, civil agencies, satellite network integrators, large communications service providers, commercial airlines and enterprises requiring complex communications and networking solutions and services. We believe that the credit strength of our key customers, including the U.S. government, leading aerospace and defense prime contractors and commercial airlines, as well as our favorable consumer broadband contract terms, help support more consistent financial performance.

•	Experienced Management Team. Our Chief Executive Officer, Mark Dankberg, and our Chief Technology Officers have been with the company since its inception in 1986. Mr. Dankberg is considered to be a leading expert in the field of satellite and wireless communications. In 2008, Mr. Dankberg received the prestigious AIAA Aerospace International Communication award, which recognized him for “shepherding ViaSat into a leading satellite communications company through outstanding leadership and technical expertise.” In 2013, Mr. Dankberg received the Innovator Award from the Arthur C. Clarke Foundation. In 2015, Mr. Dankberg was inducted into the Society of Satellite Professionals Hall of Fame for his leadership and visionary role in satellite communications.

Our Strategy

Our business strategy is to be a leading provider of high-speed and cost-effective broadband and advanced communications products and services, utilizing our leading satellite technologies. The principal elements of our strategy include:

•	Maintain Focus on Technology Leadership. We will continue to focus on research and development to maintain our leadership position in satellite technologies and services. Innovative satellite and product development has been one of our hallmarks and continues to be critical to our success. Our research and development efforts are supported by an employee base of over 1,900 engineers and a culture that deeply values innovation.

•	Continue to Expand our Addressable Markets. We focus on designing and developing high-capacity satellite technologies. As the capacity, data throughput speeds and geographic coverage areas of our satellite systems continue to increase (with each generation of our high-capacity Ka-band satellite designs), we expect the addressable market for our broadband technologies, products and services (whether consumer, enterprise, commercial airline or government) to similarly expand. Higher capacity, more flexible satellites allow us to offer cost-effective broadband services that allow greater data usage at faster speeds, thereby enabling us to better compete against other broadband technologies (including terrestrial technologies) over large geographic areas. As the speed of our broadband offerings increases, we expect the number of companies able to provide competing broadband offerings at equivalent speeds to decrease.

•	Drive Cost Efficiencies. We continue to drive cost efficiencies in our businesses through our development of leading, vertically integrated satellite technologies. We optimize our satellite network systems through our development of an end-to-end platform of next-generation Ka-band satellites, ground networking equipment and user terminals that enable the provision of high-speed broadband services. Our ViaSat-3 class satellites are expected to further drive cost efficiencies through their ability to efficiently and dynamically match supply and demand through the flexible allocation of capacity within the satellite footprint.

•

Focus on International Opportunities. We believe that international markets represent an attractive opportunity for our business. As worldwide demand for broadband connectivity and services continues to grow, we expect that our comprehensive offering of next-generation Ka-band satellites, advanced end-to-end communication systems and ground networking equipment and products, and their ability to enable cost-effective, high-speed broadband services, will be increasingly attractive internationally. Following launch, our ViaSat-2 satellite currently under construction is expected to provide seven times the geographic coverage of ViaSat-1, and our ViaSat-3 class satellites currently under construction are expected to provide broadband services over the Americas and over Europe, the Middle East and Africa, respectively, thereby making our cost-effective, high-speed broadband service offerings available to new markets. We currently anticipate our ViaSat-2 satellite to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018, and that our ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021. In addition, in February 2016, we entered into a Framework Agreement with Eutelsat, pursuant to which we have agreed to enter into a strategic partnering arrangement with Eutelsat to own and operate satellite broadband infrastructure and equipment and provide broadband internet services in the European region.

•	Pursue Growth Through Strategic Alliances, Partnering Arrangements and Relationships. We actively seek strategic relationships and joint ventures with companies whose financial, marketing, operational or technological resources can accelerate the introduction of new technologies and the penetration of new markets, such as our proposed European expansion in our satellite services segment contemplated by the Framework Agreement with Eutelsat. In our government systems segment, we regularly enter into teaming arrangements with other government contractors to more effectively capture complex government programs. We have also engaged in strategic relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, or customer relationships and distribution channels that complement our strategy. We may continue to evaluate acquisitions of, or investments in, complementary companies, businesses, products or technologies to supplement our internal growth.

Recent Developments

In November 2016, we were selected by American Airlines to retrofit more than 500 aircraft from its existing mainline domestic fleet with our in-flight broadband system, with installation expected to begin in the first half of fiscal year 2018. As the number of aircraft types we are supporting thereby increases, we expect our research and development expenses for the second half of fiscal year 2017 to increase significantly, and accordingly anticipate our results of operations to be negatively impacted for this period.

Corporate Information

We were incorporated in California in 1986 under the name ViaSat, Inc., and subsequently reincorporated in Delaware in 1996. The mailing address of our worldwide headquarters is 6155 El Camino Real, Carlsbad, California 92009, and our telephone number at that location is (760) 476-2200. Our website address is www.viasat.com. The information on our website does not constitute part of this prospectus supplement.

The Offering

Issuer	ViaSat, Inc.

Common Stock Offered by Us	6,500,000 shares.

Common Stock to Be Outstanding Immediately after this Offering	55,986,623 shares.

Underwriters’ Option to Purchase Additional Shares	The underwriters have a 30-day option to purchase up to an additional 975,000 shares at the public offering price less the underwriting discount.

Nasdaq Global Select Market Symbol	VSAT

Use of Proceeds	Our net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures. See “Use of Proceeds” for additional information. Pending application of the net proceeds as described above, we may use a portion of the net proceeds to repay all or a portion of our outstanding borrowings under our senior secured revolving credit facility (the Revolving Credit Facility) and will invest the remaining net proceeds in U.S. government obligations, bank deposits or in other short-term, investment-grade, interest-bearing securities.

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under the Revolving Credit Facility and may receive a portion of the net proceeds from this offering. For more information, see “Underwriting (Conflicts of Interest).”

Risk Factors	An investment in our common stock involves risks. You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

The number of shares of our common stock to be outstanding immediately after this offering is based on 49,486,623 shares outstanding as of September 30, 2016 and excludes:

•	1,634,950 shares issuable upon the exercise of stock options outstanding as of September 30, 2016, at a weighted average exercise price of $55.85 per share;

•	2,302,399 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2016;

•	2,744,413 shares reserved for issuance pursuant to future awards under our equity participation plan as of September 30, 2016;

•	299,712 shares reserved for future issuance under our employee stock purchase plan as of September 30, 2016; and

•	up to 975,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares.

RISK FACTORS

Investment in the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in our most recent Annual Report on Form 10-K and our other filings under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to purchase our common stock.

Risks Related to this Offering

Future Sales of Our Common Stock Could Lower Our Stock Price and Dilute Existing Stockholders

We may, in the future, sell additional shares of common stock in subsequent public or private offerings. In February 2016, we filed a universal shelf registration statement with the SEC for the future sale of an unlimited amount of common stock, preferred stock, debt securities, depositary shares, warrants and rights. The securities may be offered from time to time, separately or together, directly by us, by selling security holders, or through underwriters, dealers or agents at amounts, prices, interest rates and other terms to be determined at the time of the offering.

We may also issue additional shares of common stock to finance future acquisitions through the use of equity. For example, during the third quarter of fiscal year 2010 we issued approximately 4.29 million shares of our common stock to former equity and debt holders of WildBlue Holding, Inc. (WildBlue) in connection with our acquisition of WildBlue. Additionally, a substantial number of shares of our common stock are available for future sale pursuant to stock options, warrants or issuance pursuant to our 1996 Equity Participation Plan of ViaSat, Inc. and the ViaSat, Inc. Employee Stock Purchase Plan. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

In connection with this offering, our executive officers and directors have entered into lock-up agreements restricting the sale of their shares of common stock for no less than 90 days following the date of this prospectus supplement, subject to extension in certain circumstances. However, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the underwriters, may at any time release all or a portion of the common stock subject to these lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, the representative of the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If such lock-up restrictions are waived, the affected common stock may be available for sale into the market, which could adversely affect the market price of our common stock.

We Expect Our Stock Price to Be Volatile, and You May Lose All or Some of Your Investment

The market price of our common stock has been volatile in the past. For example, since April 1, 2014, the market price of our common stock has ranged from $51.50 to $82.19. Trading prices may continue to fluctuate in response to a number of events and factors, including the following:

•	quarterly variations in operating results and announcements of innovations;

•	announcements relating to the acquisition, construction and launch of satellites;

•	new products, services and strategic developments by us or our competitors;

•	developments in our relationships with our customers, distributors and suppliers;

•	regulatory developments;

•	changes in our revenues, expense levels or profitability;

•	changes in financial estimates and recommendations by securities analysts;

•	failure to meet the expectations of securities analysts;

•	changes in the satellite and wireless communications and secure networking industries; and

•	changes in the economy.

Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general and the market prices for technology companies in particular have experienced significant volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

Our Management has Broad Discretion over the Use of Proceeds From This Offering, and We May Not Use the Proceeds Effectively

Our management will have broad discretion over the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to use these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Our Executive Officers and Directors Own a Large Percentage of Our Common Stock and Exert Significant Influence over Matters Requiring Stockholder Approval

As of September 30, 2016, our executive officers and directors and their affiliates beneficially owned an aggregate of approximately 9% of our common stock. Accordingly, these stockholders may be able to substantially influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. Circumstances may arise in which the interests of these stockholders could conflict with the interests of our other stockholders. These stockholders could delay or prevent a change in control of ViaSat even if such a transaction would be beneficial to our other stockholders.

Provisions in Our Certificate of Incorporation and Bylaws, under Delaware Law and in Our Credit Facilities May Discourage, Delay or Prevent a Change in Control or Prevent an Acquisition of Our Business at a Premium Price

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could discourage, delay or prevent an acquisition of our business, even if a change in control of ViaSat would be beneficial to the interests of our stockholders and was made at a premium price. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies;

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;

•	authorize the issuance of blank check preferred stock in one or more series; and

•	prohibit stockholder action by written consent.

We are also subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. In addition, under the indenture governing our 6.875% Senior Notes due 2020 (2020 Notes), if certain “change of control” events occur, each holder of 2020 Notes may require us to repurchase all of such holder’s 2020 Notes at a purchase price equal to 101% of the principal amount of such notes. Additionally, our Revolving Credit Facility and our direct loan facility with the Export-Import Bank of the United States (the Ex-Im Credit Facility, and together with the Revolving Credit Facility, the Credit Facilities) provide for an event of default upon the occurrence of certain specified “change of control” events.

Several of the Underwriters May Have Conflicts of Interest that Arise out of Contractual Relationships They or Their Affiliates Have with Us

We may use a portion of the net proceeds of this offering to repay all or a portion of the outstanding indebtedness under the Revolving Credit Facility, which includes lenders who are affiliates of certain of the underwriters. See “Underwriting (Conflicts of Interest).” As a result, a portion of the net proceeds of this offering would be received by the affiliates of these underwriters. Because they may receive a portion of the net proceeds of this offering, these underwriters and their affiliates have an interest in the successful completion of this offering beyond the customary underwriting discounts and commissions received by the underwriters in this offering, which could result in a conflict of interest and cause them to act in a manner that is not in the best interests of us or our investors in this offering.

Risks Related to Our Business and Industry

Our Operating Results Are Difficult to Predict

Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. The factors that cause our quarter-to-quarter operating results to be unpredictable include:

•	varying subscriber addition and churn rates for our broadband internet business;

•	the mix of wholesale and retail subscriber additions in our broadband internet business;

•	the level of investments in the construction or acquisition of satellites, and the impact of any construction or launch delays, operational or launch failures or other disruptions to our satellites;

•	a complex and lengthy procurement process for most of our commercial networks and government systems customers and potential customers;

•	changes in the levels of research and development spending, including the effects of associated tax credits;

•	cost overruns on fixed-price development contracts;

•	the difficulty in estimating costs over the life of a contract, which may require adjustment in future periods;

•	the timing, quantity and mix of products and services sold;

•	price discounts given to some customers;

•	market acceptance and the timing of availability of our new products and services;

•	the timing of customer payments for significant contracts;

•	one-time charges to operating income arising from items such as acquisition expenses, impairment of assets and write-offs of assets related to customer non-payments or obsolescence;

•	the failure to receive an expected order or a deferral of an order to a later period; and

•	general economic and political conditions.

Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, financial condition and results of operations that could adversely affect our stock price. In addition, it is likely that in one or more future quarters our results may fall below the expectations of analysts and investors, which would likely cause the trading price of our common stock to decrease.

Satellite Failures or Degradations in Satellite Performance Could Affect Our Business, Financial Condition and Results of Operations

We own two satellites: ViaSat-1 (our first-generation high-capacity Ka-band spot-beam satellite, which was placed into service in January 2012) and WildBlue-1 (which was placed into service in March 2007). In addition, three additional satellites are under construction: the ViaSat-2 satellite (our second-generation high-capacity Ka-band satellite design) and two ViaSat-3 class satellites (our third-generation high-capacity Ka-band satellite design). We also have an exclusive prepaid lifetime capital lease of Ka-band capacity over the contiguous United States on Telesat Canada’s Anik F2 satellite (which was placed into service in April 2005). We currently utilize capacity primarily on our ViaSat-1 and WildBlue-1 satellites to support our broadband services in the United States. We also lease capacity on multiple satellites related to the provision of our international mobile broadband services to commercial and government customers. We may construct, acquire or use additional satellites in the future.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions (commonly referred to as anomalies), interference from electrostatic storms, and collisions with meteoroids, decommissioned spacecraft or other space debris. Our satellites have experienced various anomalies in the past and we will likely experience anomalies in the future. Anomalies can occur as a result of various factors, such as:

•	satellite manufacturer error, whether due to the use of new or largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch;

•	problems with the power sub-system of the satellite;

•	problems with the control sub-system of the satellite; and

•	general failures resulting from operating satellites in the harsh space environment, such as premature component failure or wear.

Any single anomaly or series of anomalies, or other operational failure or degradation, on any of the satellites we own and operate or use could have a material adverse effect on our operations and revenues and our relationships with current customers and distributors, as well as our ability to attract new customers for our satellite services. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expense due to the need to provide replacement or backup capacity and potentially reducing revenues if service is interrupted or degraded on the satellites we utilize. We may not be able to obtain backup capacity or a replacement satellite on reasonable economic terms, a reasonable schedule or at all. In addition, anomalies may also cause a reduction of the revenues generated by the applicable satellite or the recognition of an impairment loss, and in some circumstances could lead to claims from third parties for damages, for example, if a satellite experiencing an anomaly were to cause physical damage to another satellite, create interference to the transmissions on another satellite or cause another satellite operator to incur expenses to avoid such physical damage or interference. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums or terms, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered, or may be subject to large deductibles.

Although our satellites have redundant or backup systems and components that operate in the event of an anomaly, operational failure or degradation of primary critical components, these redundant or backup systems and components are subject to risk of failure similar to those experienced by the primary systems and components. The occurrence of a failure of any of these redundant or backup systems and components could materially impair the useful life, capacity, coverage or operational capabilities of the satellite.

Satellites Have a Finite Useful Life, and Their Actual Operational Life May Be Shorter than Their Design Life

Our ability to earn revenues from our satellite services depends on the continued operation of ViaSat-1, WildBlue-1 and any other satellite we may acquire or use in the future, such as our ViaSat-2 and ViaSat-3 class satellites. Each satellite has a limited useful life, referred to as its design life. There can be no assurance as to the actual operational life of a satellite, which may be shorter than its design life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their design and construction, the durability of their component parts and back-up units, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, consumption of remaining on-board fuel following orbit insertion, degradation and durability of solar panels, the actual space environment experienced compared to the assumed space environment for which the satellites were designed and tested, and the occurrence of any anomaly or series of anomalies or other in-orbit risks affecting the satellite. In addition, continued improvements in satellite technology may make obsolete our existing satellites or any other satellite we may own or acquire in the future prior to the end of its life.

New or Proposed Satellites Are Subject to Significant Risks Related to Construction and Launch that Could Limit Our Ability to Utilize these Satellites

We currently have three satellites under construction: our ViaSat-2 satellite (our second-generation high-capacity Ka-band satellite design) and two ViaSat-3 class satellites (our third-generation high-capacity Ka-band satellite design). We may construct and launch additional satellites in the future. The design and construction of satellites require significant investments of capital and management time. Satellite construction and launch are also subject to significant risks, including construction delays, cost overruns, regulatory conditions or delays, unavailability of launch opportunities, launch failure, damage or destruction during launch and improper orbital placement. Unlike our ViaSat-1 and ViaSat-2 satellites, which were or are being constructed in their entirety by the satellite manufacturer, we are for the first time constructing the payload for our ViaSat-3 class satellites ourselves at our own facilities, and expect The Boeing Company (Boeing) to integrate the completed payload into the satellite bus for each ViaSat-3 class satellite at their facilities. Moreover, the technologies in our ViaSat-3 satellite design are very complex, and there can be no assurance that the technologies will work as we expect or that we will realize any or all of the anticipated benefits of our ViaSat-3 satellite design. Difficulties or delays in the construction or integration of the payload for our ViaSat-3 class satellites or the implementation of our ViaSat-3 satellite design could adversely affect our business plan for these satellites and result in significant additional cost. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the delivery of any satellite may also adversely affect our business plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time the satellite is ready to be launched. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our business, financial condition and results of operations.

A Launch Failure or Other Satellite Damage or Destruction During Launch, or the Failure of a New Satellite to Achieve its Designated Orbital Location After Launch Could Result in a Total or Partial Satellite Loss

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 36 months or longer, and to obtain other launch opportunities. Such significant delays could have a material adverse effect on our business, financial condition and results of operations. The overall historical loss rate in the satellite industry for all launches of commercial satellites in fixed orbits in the last five years is estimated by some industry participants to be approximately 5% but could at any time be higher. Launch vehicles may also under-perform, in which case the satellite may still be able to be placed into service by using its onboard propulsion systems to reach the desired orbital location, but this would cause a reduction in its useful life.

Potential Satellite Losses May Not Be Fully Covered By Insurance, or at All

We currently hold in-orbit insurance for ViaSat-1, WildBlue-1 and Anik F2, and launch and initial in-orbit insurance for our ViaSat-2 satellite. We intend to seek launch and in-orbit insurance for any satellite we may construct or acquire in the future. However, we may not be able to obtain insurance, or renew existing insurance, for our satellites on reasonable economic terms or at all. If we are able to obtain or renew our insurance, it may contain customary exclusions and exclusions for past satellite anomalies. A failure to obtain or renew our satellite insurance may also result in a default under our debt instruments. In addition, the occurrence of any anomalies on other satellites, including other Ka-band satellites, or any failures of a satellite using similar components or failures of a similar launch vehicle to any launch vehicle we intend to use for any future satellite (including our ViaSat-2 and ViaSat-3 class satellites), may materially adversely affect our ability to insure the satellites at commercially reasonable premiums or terms, if at all.

The policies covering our insured satellites will not cover the full cost of constructing and launching or replacing a satellite nor fully cover our losses in the event of a satellite failure or significant degradation. Moreover, such policies do not cover, and we do not have protection against, lost profits, business interruptions, fixed operating expenses, loss of business or similar losses. Our insurance contains customary exclusions, material change and other conditions that could limit recovery under those policies. Further, any insurance proceeds may not be received on a timely basis in order to launch a spare satellite or construct and launch a replacement satellite or take other remedial measures. In addition, the policies are subject to limitations involving uninsured losses, large satellite performance deductibles and policy limits.

The Markets in Which We Compete Are Highly Competitive and Our Competitors May Have Greater Resources than Us

The markets in which we compete are highly competitive and competition is increasing. In addition, because the markets in which we operate are constantly evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies, products or services may be introduced into our markets. Currently, we face substantial competition in each of our business segments. In our satellite services segment, we face competition for consumer and enterprise broadband services both from existing competitors and emerging technologies. Our residential and other fixed broadband service offerings compete with broadband service offerings from wireline and wireless telecommunications companies, cable companies, satellite companies and internet service providers. Many of our competitors are larger than us, have substantial capital resources, have greater brand recognition, have access to spectrum or technologies not available to us, or are able to offer bundled service offerings that we are not able to duplicate, all of which may reduce demand for our broadband services. In addition, the broadband services market continues to see industry consolidation and vertical integration, which may enable our competitors to provide competing services to broader customer segments. New entrants, some with significant financial resources, and new emerging technologies (including 5G and advanced fiber) may compete with our broadband service offerings. For example, Google has launched high-speed internet and video services in a limited number of areas and has announced plans to expand in more areas. Our in-flight broadband service offerings compete against air-to-ground mobile services and other satellite-based services, such as the services offered by Global Eagle and Gogo. In our commercial networks segment, we compete with numerous other providers of satellite and terrestrial communications systems, products and equipment, including: ASC Signal, Astrium, Comtech, General Dynamics, Gilat, EchoStar (Hughes Network Systems), iDirect Technologies, L-3 Communications, Newtec, Panasonic, Space Systems/Loral, Thales and Zodiac Data Systems. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time. Within our government systems segment, we generally compete with manufacturers of defense electronics products, systems or subsystems, such as BAE Systems, General Dynamics, Harris, Inmarsat, L-3 Communications, Rockwell Collins and similar companies. We may also occasionally compete directly with the largest defense prime contractors, including Boeing, Lockheed Martin, Northrop Grumman and Raytheon Systems. Many of our competitors in our commercial networks and government systems segments have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources and access to technologies not available to us. Many of our competitors are also substantially larger than we are and may have more extensive engineering, manufacturing and marketing capabilities than we do. As a result, these competitors may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products. Our ability to compete in each of our segments may also be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.

Our Broadband Services Business Strategy May Not Succeed in the Long Term

A major element of our broadband services business strategy is to utilize our proprietary high-capacity Ka-band satellites and any additional satellites we may construct or acquire in the future to continue to expand our provision of high-speed broadband services around the globe. We may be unsuccessful in implementing our business plan for our broadband services business, or we may not be able to achieve the revenues that we expect from our broadband services business. Any failure to realize our anticipated benefits of our high-capacity Ka-band satellites, to attract a sufficient number of distributors or customers for our broadband services, to expand our broadband services business internationally or to grow our consumer and enterprise customer base for broadband services as quickly as we anticipate, may have a material adverse effect on our business, financial condition or results of operations.

In connection with the development of any new generation satellite design, and the launch of any new satellite and the commencement of the related service, we expect to incur additional operating costs that negatively impact our financial results. For example, we believe the launch and roll-out of our ViaSat-2 and ViaSat-3 class satellites and related ground infrastructure will impact our financial results in our satellite services segment in future periods, although we expect the relative impact to be less than we experienced in relation to the launch and roll-out of our ViaSat-1 satellite and related ground infrastructure. During the period from late fiscal year 2012 until early fiscal year 2015, we incurred higher operating costs in connection with the launch and roll-out of our ViaSat-1 satellite, related ground infrastructure and Exede broadband services, as well as higher interest expense as we capitalized a lower amount of the interest expense on our outstanding debt. These higher operating costs included costs associated with depreciation, earth station connectivity, subscriber acquisition costs, logistics, customer care and various support systems. These operating costs negatively impacted income from operations during that period. In addition, our independent research and development investments in our ViaSat-3 class satellites and related ground infrastructure are expected to continue to negatively impact our financial results in our commercial networks segment. If our business strategy for our satellite services segment does not succeed, we may be unable to recover our significant investments in our high-capacity Ka-band satellites, which could have a material adverse impact on our business, financial condition or results of operations.

We May Be Unable to Obtain Or Maintain Required Authorizations or Contractual Arrangements

Governmental authorizations are required in connection with the products and services that we provide. In order to maintain these authorizations, including rights to operate at certain orbital slots in certain radio frequencies, compliance with specific conditions of those authorizations, certain laws and regulations, and the payment of annual regulatory fees may be required. Failure to comply with such requirements, or comply in a timely manner, could lead to the loss of such authorizations and could have a material adverse impact on our business, financial condition or results of operations. We currently hold authorizations to, among other things, operate various satellite earth stations (including but not limited to user terminals, facilities that interconnect with the internet backbone, and network hubs) and operate satellite space stations and/or use those space stations to provide service to certain jurisdictions. While we anticipate that these authorizations will be renewed in the ordinary course to the extent that they otherwise would expire, or replaced by authorizations covering more advanced facilities, we can provide no assurance that this will be the case. Our inability to timely obtain or maintain such authorizations could delay or preclude our operation of such satellites or our provision of products and services that rely upon such satellites. Further, changes to the regulations under which we operate could adversely affect our ability to obtain or maintain authorizations. Any of these circumstances could have a material adverse impact on our business, financial condition and results of operations.

The spacecraft we use in our business are subject to the regulatory authority of, and conditions imposed by, foreign governments, as well as contractual arrangements with third parties and the rules and procedures of the International Telecommunication Union governing access to orbital and spectrum rights and the international coordination of satellite networks. Our ViaSat-1 satellite operates under authority granted to ManSat Limited by the governments of the Isle of Man and the United Kingdom (as well as authority from the Federal Communications Commission (FCC)), and pursuant to contractual arrangements we have with ManSat Limited that extend past the expected useful life of ViaSat-1. ViaSat-2 is expected to operate under the authority of the United Kingdom. We also use Ka-band capacity on the Anik F2 satellite to provide our broadband services under an agreement with Telesat Canada, and we may do so until the end of the useful life of that satellite. Telesat Canada operates that satellite under authority granted to it by the government of Canada. We also currently use the WildBlue-1 satellite, which we own, and which is co-located with Anik F2 under authority granted to Telesat Canada by the government of Canada, and pursuant to an agreement we have with Telesat Canada that expires upon the end of the useful life of Anik F2. Accordingly, we are reliant upon ManSat Limited and Telesat Canada to maintain their respective governmental rights on which our operating rights are based. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations held by us, ManSat Limited and Telesat Canada, as well as the technical and operational requirements of the rules and regulations of those jurisdictions. Any failure to meet these types of requirements, maintain our contractual arrangements, obtain or maintain our authorizations, or manage potential conflicts with the orbital slot rights afforded to third parties, could lead to us losing our rights to operate from these orbital locations or may otherwise require us to modify or limit our operations from these locations, which could materially adversely affect our ability to operate a satellite at full capacity or at all, and could have a material adverse impact on our business, financial condition and results of operations.

Acquisitions, Joint Ventures and Other Strategic Alliances May Have an Adverse Effect on Our Business

In order to position ourselves to take advantage of growth opportunities, from time to time we make strategic acquisitions and enter into joint ventures and other strategic alliances that involve significant risks and uncertainties. For example, in February 2016, we entered into the Framework Agreement with Eutelsat, pursuant to which we have agreed to enter into a strategic partnering arrangement with Eutelsat to own and operate satellite broadband infrastructure and equipment and provide broadband services and products in the European region. Risks and uncertainties relating to acquisitions, joint ventures and other strategic alliances include:

•	the difficulty in integrating and managing newly acquired businesses or any businesses of a joint venture or strategic alliance in an efficient and effective manner;

•	the challenges in achieving strategic objectives, cost savings and other benefits expected from such transactions;

•	the risk of diverting our resources and the attention of our senior management from the operations of our business;

•	additional demands on management related to the increase in the size and scope of our company following an acquisition or to the complexities of a joint venture or strategic alliance;

•	the risk that our markets do not evolve as anticipated and the technologies acquired or the joint venture or strategic alliance entered into do not prove to be those needed to be successful in those markets;

•	difficulties in combining or managing different corporate cultures;

•	difficulties in the assimilation and retention of key employees and in maintaining relationships with present and potential customers, distributors and suppliers of an acquired business;

•	the lack of unilateral control over a joint venture or strategic alliance and the risk that joint venture or strategic partners have business goals and interests that are not aligned with ours;

•	the failure of a joint venture or strategic partner to satisfy its obligations or the bankruptcy or malfeasance of such person or entity;

•	costs and expenses associated with any undisclosed or potential liabilities of an acquired business or with respect to any joint venture or strategic alliance;

•	delays, difficulties or unexpected costs in the integration, assimilation, implementation or modification of platforms, systems, functions, technologies and infrastructure to support the combined business, joint venture or strategic alliance, as well as maintaining uniform standards, controls (including internal accounting controls), procedures and policies;

•	the risk that we do not realize a satisfactory return on our investments;

•	the risk that funding requirements may be significantly greater than anticipated;

•	the risks of entering markets in which we have less experience; and

•	the risks of potential disputes concerning indemnities and other obligations that could result in substantial costs.

In connection with the Eutelsat strategic partnering arrangement and any future acquisitions, joint ventures or strategic alliances, we may incur debt, issue equity securities, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline. Mergers, acquisitions, joint ventures and strategic alliances are inherently risky and subject to many factors outside of our control, and we cannot be certain that our previous or future acquisitions, joint ventures and strategic alliances will be successful and will not materially adversely affect our business, operating results or financial condition. We do not know whether we will be able to successfully integrate the businesses, products, technologies or personnel that we might acquire in the future or that any strategic investments we make will meet our financial or other investment objectives. Any failure to do so could seriously harm our business, financial condition and results of operations.

Our International Sales and Operations Are Subject to Applicable Laws Relating to Trade, Export Controls and Foreign Corrupt Practices, the Violation of Which Could Adversely Affect Our Operations

We must comply with all applicable export control laws and regulations of the United States and other countries. U.S. laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations (EAR) and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC). The export of certain satellite hardware, services and technical data relating to satellites is regulated by the U.S. Department of State under ITAR. Other items are controlled for export by the U.S. Department of Commerce under the EAR. We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act, which generally bars bribes or unreasonable gifts to foreign governments or officials. Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of our international business. A violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

Changes in the Regulatory Environment Could Have a Material Adverse Impact on Our Competitive Position, Growth and Financial Performance

Our business is highly regulated. We are subject to the regulatory authority of the jurisdictions in which we operate, including the United States and other jurisdictions around the world. Those authorities regulate, among other things, the launch and operation of satellites, the use of radio spectrum, the licensing of earth stations and other radio transmitters, the provision of communications services, and the design, manufacture and marketing of communications systems and networking infrastructure. We cannot predict when or whether applicable laws or regulations may come into effect or change, or what the cost and time necessary to comply with such new or updated laws or regulations may be. Failure to comply with applicable laws or regulations could result in the imposition of financial penalties against us, the adverse modification or cancellation of required authorizations, or other material adverse actions.

Laws and regulations affecting our business are subject to change in response to industry developments, new technology, and political considerations. Legislators and regulatory authorities in various countries are considering, and may in the future adopt, new laws, policies and regulations, as well as changes to existing regulations, regarding a variety of matters that could, directly or indirectly, affect our operations or the operations of our distribution partners, increase the cost of providing our products and services and make our products and services less competitive in our core markets. For example, the FCC has established a new universal service funding mechanism to support the provision of voice and broadband services in certain high-cost areas of the United States, known as the Connect America Fund (CAF). For further information, see “Business—Regulatory Environment—Radio-frequency and Business—Communications Regulation—US Regulation—Universal Service” in this prospectus supplement. Depending on the extent to which the CAF, as implemented, gives incumbents a competitive advantage in providing broadband services in supported areas, or terrestrial technologies a competitive advantage over satellite technologies, the CAF could have a material adverse effect on our business, financial condition and results of operations.

The space stations and ground network we use to provide our Exede broadband services operate using Ka-band spectrum that is designated for use on a primary basis for certain types of the satellite services we provide, as well as additional Ka-band spectrum that is designated primarily for terrestrial wireless and other uses but that we are authorized to use on a secondary or non-interference basis. Changes in the way any of this spectrum is regulated and/or is used by others could, directly or indirectly, affect our operations or the operations of our distribution partners, increase the cost of providing our products and services and make our products and services less competitive in our core markets; in certain instances, such changes could have a material adverse effect on our business, financial condition and results of operations. For further information, see “Business—Regulatory Environment—Radio-frequency and Communications Regulation—US Regulation—Satellite Spectrum” in this prospectus supplement.

Changes to laws and regulations could materially harm our business by (1) affecting our ability to obtain or retain required governmental authorizations, (2) restricting our ability to provide certain products or services, (3) restricting development efforts by us and our customers, (4) making our current products and services less attractive or obsolete, (5) increasing our operational costs, or (6) making it easier or less expensive for our competitors to compete with us. Changes in, or our failure to comply with, applicable laws and regulations could materially harm our business and impair the value of our common stock.

Our Reliance on U.S. Government Contracts Exposes Us to Significant Risks

Our government systems segment revenues were approximately 43% and 42% of our total revenues in the six months ended September 30, 2016 and 2015, respectively, and 43%, 39% and 42% of our total revenues in fiscal years 2016, 2015 and 2014, respectively, and were derived primarily from U.S. government applications. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. U.S. government business exposes us to various risks, including:

•	changes in governmental procurement legislation and regulations and other policies, which may reflect military and political developments;

•	unexpected contract or project terminations or suspensions;

•	unpredictable order placements, reductions or cancellations;

•	reductions or delays in government funds available for our projects due to government policy changes, budget cuts or delays, changes in available funding, reductions in government defense expenditures and contract adjustments;

•	the ability of competitors to protest contractual awards;

•	penalties arising from post-award contract audits;

•	the reduction in the value of our contracts as a result of the routine audit and investigation of our costs by U.S. government agencies;

•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price;

•	limited profitability from cost-reimbursement contracts under which the amount of profit is limited to a specified amount;

•	unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates;

•	competition with programs managed by other government contractors for limited resources and for uncertain levels of funding;

•	significant changes in contract scheduling or program structure, which generally result in delays or reductions in deliveries; and

•	intense competition for available U.S. government business necessitating increases in time and investment for design and development.

We must comply with and are affected by laws and regulations relating to the award, administration and performance of U.S. government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business, including the establishment of compliance procedures. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of our contracts or debarment from bidding on contracts. For example, in March 2016 our majority-owned subsidiary TrellisWare was informed by the Civil Division of the U.S. Attorney’s Office for the Southern District of California that it is investigating TrellisWare’s eligibility for certain prior government contracts and whether TrellisWare’s conduct in connection therewith violated the False Claims Act. At this time, we cannot determine whether the government will initiate a case and, if so, whether TrellisWare would be liable for any damages or penalties, or in what amount. Although the outcome of any investigation is difficult to predict, an unfavorable resolution could negatively affect us.

Substantially all of our U.S. government backlog scheduled for delivery can be terminated at the convenience of the U.S. government because our contracts with the U.S. government typically provide that orders may be terminated with limited or no penalties. If we are unable to address any of the risks described above, or if we were to lose all or a substantial portion of our sales to the U.S. government, it could materially harm our business and impair the value of our common stock.

The funding of U.S. government programs is subject to congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program may extend over several fiscal years. Consequently, programs are often only partially funded initially and additional funds are committed only as Congress makes further appropriations. In the event that appropriations for one of our programs become unavailable, or are reduced or delayed, our contract or subcontract under such program may be terminated or adjusted by the government, which could have a negative impact on our future sales and results of operations. Budget cuts to defense spending, such as those that took effect in March 2013 under the Budget Control Act of 2011, can exacerbate these problems. From time to time, when a formal appropriation bill has not been signed into law before the end of the U.S. government’s fiscal year, Congress may pass a continuing resolution that authorizes agencies of the U.S. government to continue to operate, generally at the same funding levels from the prior year, but does not authorize new spending initiatives, during a certain period. During such period (or until the regular appropriation bills are passed), delays can occur in procurement of products and services due to lack of funding, and such delays can affect our results of operations during the period of delay.

Our Business Could Be Adversely Affected by a Negative Audit by the U.S. Government

As a government contractor, we are routinely subject to audit and review by the Defense Contracting Management Agency (DCMA), the Defense Contract Audit Agency (DCAA) and other U.S. government agencies of our performance on government contracts, indirect rates and pricing practices, accounting and management internal control business systems, and compliance with applicable contracting and procurement laws, regulations and standards. Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. In particular, audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome. Increases in congressional scrutiny and investigations into business practices and major programs supported by contractors may lead to increased legal costs and may harm our reputation and profitability if we are among the targeted companies.

An adverse outcome to a review or audit or other failure to comply with applicable contracting and procurement laws, regulations and standards could result in material civil and criminal penalties and administrative sanctions being imposed on us, which may include termination of contracts, forfeiture of profits, triggering of price reduction clauses, suspension of payments, significant customer refunds, fines and suspension, or a prohibition on doing business with U.S. government agencies. In addition, if we fail to obtain an “adequate” determination of our various accounting and management internal control business systems from applicable U.S. government agencies or if allegations of impropriety are made against us, we could suffer serious harm to our business or our reputation, including our ability to bid on new contracts or receive contract renewals and our competitive position in the bidding process. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Our incurred cost audits by the DCAA have not been concluded for fiscal year 2016 and subsequent fiscal years. As of September 30, 2016, the DCAA had completed its incurred cost audit for fiscal year 2004 and approved our incurred cost claims for fiscal years 2005 through 2015 without further audit. Although we have recorded contract revenues subsequent to fiscal year 2015 based upon an estimate of costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and adjustments, and if future adjustments exceed our estimates, our profitability would be adversely affected. For example, in the fourth quarter of fiscal year 2011, based on communications with the DCMA, changes in the regulatory environment for federal government contractors, the status of current government audits and other events, we recorded an additional $5.0 million in contract-related reserves for our estimate of potential refunds to customers for possible cost adjustments on several multi-year U.S. government cost reimbursable contracts. There can be no assurance that audits or reviews of our incurred costs and cost accounting systems for other fiscal years will not be subject to further audit, review or scrutiny by the DCAA or other government agencies.

Our Success Depends on the Investment in and Development of New Broadband Technologies and Advanced Communications and Secure Networking Systems, Products and Services, as well as their Market Acceptance

Broadband, advanced communications and secure networking markets are subject to rapid technological change, frequent new and enhanced product and service introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in these markets depends on our success in applying our expertise and technology to existing and emerging broadband, advanced communications and secure networking markets, as well as our ability to successfully develop, introduce and sell new products and services on a timely and cost-effective basis that respond to ever-changing customer requirements, which depends on several factors, including:

•	our ability to continue to develop leading satellite technologies, including the design of market-leading high-capacity Ka-band satellites;

•	our ability to enhance our product and service offerings by continuing to increase satellite capacity, bandwidth cost-efficiencies and service quality and adding innovative features that differentiate our offerings from those of our competitors;

•	successful integration of various elements of our complex technologies and system architectures;

•	timely completion and introduction of new system and product designs;

•	achievement of acceptable product and service costs;

•	timely and efficient implementation of our manufacturing and assembly processes and cost reduction efforts;

•	establishment of close working relationships with major customers for the design of their new communications and secure networking systems incorporating our products and services;

•	development of competitive products, services and technologies by existing and new competitors;

•	marketing and pricing strategies of our competitors with respect to competitive products and services; and

•	market acceptance of our new products and services.

We cannot assure you that our new technology, product or service offerings will be successful or that any of the new technologies, products or services we offer will achieve sufficient market acceptance. The period of time from conception through satellite launch for a new satellite design may be three or four years or longer, thereby delaying our ability to realize the benefits of our investments in new satellite designs and technologies. We may experience difficulties that could delay or prevent us from successfully selecting, developing, manufacturing or marketing new technologies, products or services, and these efforts could divert our attention and resources from other projects. We cannot be sure that such efforts and expenditures will ultimately lead to the timely development of new offerings and technologies. Any delays could result in increased costs of development or divert resources from other projects. In addition, defects may be found in our products after we begin deliveries that could result in degradation of service quality, and the delay or loss of market acceptance. If we are unable to design, manufacture, integrate and market profitable new products and services for existing or emerging markets, it could materially harm our business, financial condition and results of operations, and impair the value of our common stock.

In addition, we believe that significant investments in next-generation broadband satellites and associated infrastructure will continue to be required as demand for broadband services and satellite systems with higher capacity and higher speed continues to grow. We are constantly evaluating the opportunities and investments related to the development of these next-generation broadband systems. The development of these capital-intensive next-generation systems may require us to undertake debt financing and/or the issuance of additional equity, which could expose us to increased risks and impair the value of our common stock. In addition, if we are unable to effectively or profitably design, manufacture, integrate and market such next-generation technologies, it could materially harm our business, financial condition and results of operations, and impair the value of our common stock.

Because Our Products Are Complex and Are Deployed in Complex Environments, Our Products May Have Defects that We Discover Only After Full Deployment, which Could Seriously Harm Our Business

We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains defects or programming flaws that can unexpectedly interfere with expected operations. In addition, our products are complex and are designed to be deployed across complex networks, which in some cases may include over a million users. Because of the nature of these products, there is no assurance that our pre-shipment testing programs will be adequate to detect all defects. As a result, our customers may discover errors or defects in our hardware or software, or our products may not operate as expected after they have been fully deployed. If we are unable to cure a product defect, we could experience damage to our reputation, reduced customer satisfaction, loss of existing customers and failure to attract new customers, failure to achieve market acceptance, cancellation of orders, loss of revenues, reduction in backlog and market share, increased service and warranty costs, diversion of development resources, legal actions by our customers, product returns or recalls, issuance of credit to customers and increased insurance costs. Further, due to the high volume nature of our consumer broadband business, defects of products in this business could significantly increase these risks. Defects, integration issues or other performance problems in our products could also result in financial or other damages to our customers. Our customers could seek damages for related losses from us, which could seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly. The occurrence of any of these problems would seriously harm our business, financial condition and results of operations.

Our Reputation and Business Could Be Materially Harmed as a Result of Data Breaches, Data Theft, Unauthorized Access or Hacking

Our success depends, in part, on the secure and uninterrupted performance of our information technology systems. An increasing number of companies have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If unauthorized parties gain access to our information technology systems, they may be able to misappropriate assets or sensitive information (such as personally identifiable information of our customers, business partners and employees), cause interruption in our operations, corruption of data or computers, or otherwise damage our reputation and business. In such circumstances, we could be held liable to our customers or other parties, or be subject to regulatory or other actions for breaching privacy rules. Any compromise of our security could result in a loss of confidence in our security measures, and subject us to litigation, civil or criminal penalties, and negative publicity that could adversely affect our financial condition and results of operations. Further, if we are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, restrictions, and expulsion from card acceptance programs, which could adversely affect our operations.

A Significant Portion of Our Revenues Is Derived from a Few of Our Contracts

A small number of our contracts account for a significant percentage of our revenues. Our five largest contracts generated approximately 21% and 19% of our total revenues in the six months ended September 30, 2016 and 2015, respectively, and approximately 19%, 21% and 26% of our total revenues in fiscal years 2016, 2015 and 2014, respectively. Our largest revenue-producing contracts are related to our government satellite communication systems and services and tactical data links products. The failure of these customers or any of our key distributors to place additional orders or to maintain their contracts with us for any reason, including any downturn in their business or financial condition or our inability to renew our contracts with these customers or obtain new contracts when they expire, could materially harm our business and impair the value of our common stock.

A number of our commercial customers have in the past, and may in the future, experience financial difficulties. Many of our commercial customers face risks that are similar to those we encounter, including risks associated with market growth, product defects, acceptance by the market of products and services, and the ability to obtain sufficient capital. Further, many of our customers and strategic partners that provide satellite-based services (including Xplornet and Eutelsat) could be materially affected by a satellite failure as well as by partial satellite failure, satellite performance degradation, satellite manufacturing errors and other failures resulting from operating satellites in the harsh environment of space. We cannot assure you that our customers will be successful in managing these risks. If our customers do not successfully manage these types of risks, it could impair our ability to generate revenues and collect amounts due from these customers and materially harm our business.

Our Development Contracts May Be Difficult for Us to Comply with and May Expose Us to Third-Party Claims for Damages

We are often party to government and commercial contracts involving the development of new products. We derived approximately 19% of our total revenues in the six months ended September 30, 2016 and 2015, and approximately 20%, 23% and 31% of our total revenues in fiscal years 2016, 2015 and 2014, respectively, from these development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you we will comply with these performance obligations or meet these project milestones in the future. If we are unable to comply with these performance obligations or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. We are not currently, nor have we always been, in compliance with all outstanding performance obligations and project milestones in our contracts. We cannot assure you that the other parties to any such contract will not terminate the contract or seek damages from us. If other parties elect to terminate their contracts or seek damages from us, it could materially harm our business and impair the value of our common stock.

We May Experience Losses from Our Fixed-Price Contracts

Of our total government systems and commercial networks segments revenues, approximately 88% and 89% were derived from contracts with fixed prices in the six months ended September 30, 2016 and 2015, respectively, and approximately 90%, 90% and 92% were derived from contracts with fixed prices in fiscal years 2016, 2015 and 2014, respectively. These contracts carry the risk of potential cost overruns because we assume all of the cost burden. We assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. In the past, we have experienced significant cost overruns and losses on fixed-price contracts. For example, in June 2010, we performed extensive integration testing of numerous system components that had been separately developed as part of a government satellite communication program. As a result of this testing and subsequent internal reviews and analyses, we determined that significant additional rework was required in order to complete the program requirements and specifications and to prepare for a scheduled customer test. This additional rework and engineering effort resulted in a substantial increase in estimated labor and material costs to complete the program. Accordingly, during the first quarter of fiscal year 2011, we recorded an additional forward loss of $8.5 million related to this estimate of program costs. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, fluctuations in the price of raw materials, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Furthermore, if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer major losses if the customer exercises its right to terminate. We believe a high percentage of our contracts in our government systems and commercial networks segments will be at fixed prices in the future. Although we attempt to accurately estimate costs for fixed-price contracts, we cannot assure you our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. If we are unable to address any of the risks described above, it could materially harm our business, financial condition and results of operations, and impair the value of our common stock.

Our Reliance on a Limited Number of Third Parties to Manufacture and Supply Our Products and the Components Contained therein Exposes Us to Various Risks

We expect our internal manufacturing capacity to be limited to supporting new product development activities, building customized products that need to be manufactured in strict accordance with a customer’s specifications or delivery schedules, and building proprietary, highly sensitive ViaSat-designed products and components for use in our proprietary technology platform. Therefore, our internal manufacturing capacity has been, and is expected to continue to be, very limited and we intend to continue to rely on contract manufacturers to produce the majority of our products. In addition, some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole source supplier or a limited group of suppliers.

Our reliance on contract manufacturers and on sole source suppliers or a limited group of suppliers involves several risks. We may not be able to obtain an adequate supply of required components, and our control over the price, timely delivery, reliability and quality of finished products may be reduced. The process of manufacturing our products and some of our components and subassemblies is extremely complex. We have in the past experienced and may in the future experience delays in the delivery of and quality problems with products and components and subassemblies from vendors. Some of the suppliers we rely upon have relatively limited financial and other resources. Some of our vendors have manufacturing facilities in areas that may be prone to natural disasters and other natural occurrences that may affect their ability to perform and deliver under our contract. If we are not able to obtain timely deliveries of components and subassemblies of acceptable quality or if we are otherwise required to seek alternative sources of supply or to substitute alternative technology, or to manufacture our finished products or components and subassemblies internally, our ability to satisfactorily and timely complete our customer obligations could be negatively impacted which could result in reduced sales, termination of contracts and damage to our reputation and relationships with our customers. This failure could also result in a customer terminating our contract for default. A default termination could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders. In addition, a delay in our ability to obtain components and equipment parts from our suppliers may affect our ability to meet our customers’ needs and may have an adverse effect upon our profitability.

Our Level of Indebtedness May Adversely Affect Our Ability to Operate Our Business, Remain in Compliance with Debt Covenants, React to Changes in Our Business or the Industry in which We Operate, or Prevent Us from Making Payments on Our Indebtedness

We have a significant amount of indebtedness. As of September 30, 2016, the aggregate principal amount of our total outstanding indebtedness was $1,065.0 million, which comprised $575.0 million in principal amount of the 2020 Notes, $225.0 million in principal amount of outstanding borrowings under the Revolving Credit Facility, $264.4 million in principal amount of outstanding borrowings under the Ex-Im Credit Facility and $0.6 million of other obligations. In addition, as of September 30, 2016 we had accrued $28.4 million in completion exposure fees expected to be financed under the Ex-Im Credit Facility.

Our high level of indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional debt or equity financing in the future for working capital, capital expenditures, product development, satellite construction, acquisitions or general corporate or other purposes;

•	require us to dedicate a material portion of our cash flows from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flows to fund working capital needs, capital expenditures, product development, satellite construction, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates to the extent we make borrowings under our Revolving Credit Facility, which bear interest at a variable rate;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to adjust to changing market conditions.

Any of these risks could materially impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

We May Incur Additional Indebtedness, which Could Further Increase the Risks Associated with Our Leverage

We may incur significant additional indebtedness in the future, which may include financing relating to future satellites, potential acquisitions, joint ventures and strategic alliances, working capital, capital expenditures or general corporate purposes. For example, we may incur additional indebtedness to fund our investments in our ViaSat-3 class satellites and may finance all or a portion of the €132.5 million purchase price for the 49% interest in the Eutelsat subsidiary in our proposed strategic partnering arrangement with Eutelsat using borrowings under the Revolving Credit Facility. As of September 30, 2016, we had undrawn availability of $532.1 million under our Revolving Credit Facility and an undrawn commitment for ViaSat-2 related costs and the completion exposure fee of $93.9 million under our Ex-Im Credit Facility (excluding $28.4 million of accrued completion exposure fees), of which $84.6 million was available to finance ViaSat-2 related costs once incurred. In addition, our Credit Facilities and the indenture governing the 2020 Notes permit us, subject to specified limitations, to incur additional indebtedness. In February 2016, we filed a universal shelf registration statement with the SEC for the future sale of an unlimited amount of debt securities, common stock, preferred stock, depositary shares, warrants and rights. The securities may be offered from time to time, separately or together, directly by us, by selling security holders, or through underwriters, dealers and agents at amounts, prices, interest rates and other terms to be determined at the time of the offering. If our level of indebtedness increases significantly, the related risks that we now face would intensify.

We May Not Be Able to Generate Sufficient Cash to Service All of Our Indebtedness and Fund Our Working Capital and Capital Expenditures, and May Be Forced to Take Other Actions to Satisfy Our Obligations under Our Indebtedness, which May Not Be Successful

Our ability to make scheduled payments on or to refinance our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which is subject to general economic, financial, business, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under our Credit Facilities, will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investment and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our Credit Facilities and the indenture governing the 2020 Notes restrict our ability to dispose of assets and use the proceeds from the disposition, and may also restrict our ability to raise debt or equity capital to repay or service our indebtedness. If we cannot make scheduled payments on our debt, we will be in default and, as a result, the lenders under our Credit Facilities and the holders of the 2020 Notes could declare all outstanding principal and interest to be due and payable, the lenders under our Credit Facilities could terminate their commitments to loan money and foreclose against the assets securing the borrowings under our Credit Facilities, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in our company.

We May Be Unable to Refinance Our Indebtedness

We may need to refinance all or a portion of our indebtedness before maturity, including the 2020 Notes and any indebtedness under our Credit Facilities. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

Covenants in Our Debt Agreements Restrict Our Business and Could Limit Our Ability to Implement Our Business Plan

The Credit Facilities and the indenture governing the 2020 Notes contain covenants that may restrict our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, and engage in opportunistic transactions, such as strategic acquisitions. In addition, if we fail to satisfy the covenants contained in our Credit Facilities, our ability to borrow under our Credit Facilities may be restricted. The Credit Facilities and the indenture governing the 2020 Notes include covenants restricting, among other things, our ability to do the following:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	grant or incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	make loans and investments;

•	pay dividends, make distributions, or redeem or repurchase capital stock;

•	enter into transactions with affiliates;

•	reduce our satellite insurance; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our Credit Facilities require us to comply with certain financial covenants, including a maximum total leverage ratio and minimum interest coverage ratio. Our Revolving Credit Facility is secured by first-priority liens on substantially all of the assets of our company, including the stock of our significant subsidiaries, and the assets of the subsidiary guarantors under our Revolving Credit Facility. Our Ex-Im Credit Facility is guaranteed by ViaSat and is secured by first-priority liens on the ViaSat-2 satellite and related assets, as well as the stock of our foreign subsidiary that will own the ViaSat-2 satellite.

If we default under our Credit Facilities or the indenture governing the 2020 Notes because of a covenant breach or otherwise, all outstanding amounts thereunder could become immediately due and payable. In the past we have violated the covenants in our former revolving credit facilities and received waivers for these violations. We cannot assure you that we will be able to comply with our financial or other covenants under our Credit Facilities or the indenture governing the 2020 Notes or that any covenant violations will be waived in the future. Any violation that is not waived could result in an event of default, permitting our lenders to declare outstanding indebtedness and interest thereon due and payable, and permitting the lenders under our Credit Facilities to suspend commitments to make any advance or, with respect to the Revolving Credit Facility, require any outstanding letters of credit to be collateralized by an interest bearing cash account, any or all of which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts under our Credit Facilities or the indenture governing the 2020 Notes, and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.

We Depend on a Limited Number of Key Employees Who Would Be Difficult to Replace

We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel, including our Chairman of the Board and Chief Executive Officer, Mark Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these types of personnel is intense, and the loss of key employees could materially harm our business and impair the value of our common stock. To the extent that the demand for qualified personnel exceeds supply, we could experience higher labor, recruiting or training costs in order to attract and retain such employees, or could experience difficulties in performing under our contracts if our needs for such employees were unmet.

The Global Business Environment and Economic Conditions Could Negatively Affect Our Business, Financial Condition and Results of Operations

Our business and operating results are affected by the global business environment and economic conditions, including changes in interest rates, consumer credit conditions, consumer debt levels, consumer confidence, rates of inflation, unemployment rates, energy costs, geopolitical issues and other macro-economic factors. For example, high unemployment levels or energy costs may impact our consumer customer base in our satellite services segment by reducing consumers’ discretionary income and affecting their ability to subscribe for our broadband services. Our commercial networks segment similarly depends on the economic health and willingness of our customers and potential customers to make and adhere to capital and financial commitments to purchase our products and services. During periods of slowing global economic growth or recession, our customers or key suppliers may experience deterioration of their businesses, cash flow shortages, difficulty obtaining financing or insolvency. Existing or potential customers may reduce or postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a material negative effect on the demand for our products and services. Any of these factors could result in reduced demand for, and pricing pressure on, our products and services, which could lead to a reduction in our revenues and adversely affect our business, financial condition and results of operations.

In addition, U.S. credit and capital markets have experienced significant dislocations and liquidity disruptions from time to time. Uncertainty or volatility in credit or capital markets may negatively impact our ability to access additional debt or equity financing or to refinance existing indebtedness in the future on favorable terms or at all. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.

Because We Conduct Business Internationally, We Face Additional Risks Related to Global Political and Economic Conditions, Changes in Regulation and Currency Fluctuations

Approximately 15% of our total revenues in the six months ended September 30, 2016 and 2015, and approximately 15%, 17% and 23% of our total revenues in fiscal years 2016, 2015 and 2014, respectively, were derived from international sales. Many of our international sales may be denominated in foreign currencies. Because we do not currently engage in, nor do we anticipate engaging in, material foreign currency hedging transactions related to international sales, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. This decrease in value could also make our products less price-competitive.

There are additional risks in conducting business internationally, including:

•	unexpected changes in laws, policies and regulatory requirements, including but not limited to regulations related to import-export control;

•	increased cost of localizing systems in foreign countries;

•	increased sales and marketing and research and development expenses;

•	availability of suitable export financing;

•	timing and availability of export licenses;

•	imposition of taxes, tariffs, embargoes and other trade barriers;

•	political and economic instability or issues related to the political relationship between the United States and other countries;

•	fluctuations in currency exchange rates, foreign exchange controls and restrictions on cash repatriation;

•	compliance with a variety of international laws and U.S. laws affecting the activities of U.S. companies abroad;

•	challenges in staffing and managing foreign operations;

•	difficulties in managing distributors;

•	requirements for additional liquidity to fund our international operations;

•	ineffective legal protection of our intellectual property rights in certain countries;

•	potentially adverse tax consequences;

•	potential difficulty in making adequate payment arrangements; and

•	potential difficulty in collecting accounts receivable.

In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. We may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

Our Ability to Protect Our Proprietary Technology Is Limited

Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our products and services. We generally rely on a combination of patents, copyrights, trademarks and trade secret laws and contractual rights to protect our proprietary rights in our technology and products. We also enter into confidentiality agreements with our employees, consultants and corporate partners, and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which could materially harm our business and impair the value of our common stock. Monitoring and preventing unauthorized use of our technology is difficult. From time to time, we undertake actions to prevent unauthorized use of our technology, including sending cease and desist letters. In addition, we may be required to commence litigation to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others. For example, in February 2012 we successfully sued Space Systems/Loral and its former parent company Loral Space & Communications, Inc. for patent infringement and breach of contract relating to the manufacture of ViaSat-1. If we are unsuccessful in any such litigation in the future, our rights to enforce such intellectual property may be impaired or we could lose some or all of our rights to such intellectual property. We do not know whether the steps we have taken will prevent unauthorized use of our technology, including in foreign countries where the laws may not protect our proprietary rights as extensively as in the United States. If we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time and effort required to create the innovative products. Also, we have delivered certain technical data and information to the U.S. government under procurement contracts, and the U.S. government may have unlimited rights to use that technical data and information. There can be no assurance that the U.S. government will not authorize others to use that data and information to compete with us.

Our Involvement in Litigation Relating to Intellectual Property Claims May Have a Material Adverse Effect on Our Business

We may be party to intellectual property infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims. Regardless of the merit of these claims, intellectual property litigation can be time consuming and costly and may result in the diversion of the attention of technical and management personnel. An adverse result in any litigation could have a material adverse effect on our business, financial condition and results of operations. Asserted claims or initiated litigation can include claims against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products, or components of those products. If our products are found to infringe or violate the intellectual property rights of third parties, we may be forced to (1) seek licenses or royalty arrangements from such third parties, (2) stop selling, incorporating or using products that included the challenged intellectual property, or (3) incur substantial costs to redesign those products that use the technology. We cannot assure you that we would be able to obtain any such licenses or royalty arrangements on reasonable terms or at all or to develop redesigned products or, if these redesigned products were developed, they would perform as required or be accepted in the applicable markets.

We Rely on the Availability of Third-Party Licenses

Many of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various elements of the technology used to develop these products. We cannot assure you that our existing or future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards, or at greater cost.

Adverse Resolution of Litigation May Harm Our Operating Results or Financial Condition

We are a party to various lawsuits and claims in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, financial condition and results of operations.

We May Not Be Able to Utilize All of Our Deferred Tax Assets

We currently believe that we are likely to have sufficient taxable income in the future to realize the benefit of all of our net deferred tax assets (consisting primarily of net operating loss and tax credit carryforwards, reserves and accruals that are not currently deductible for tax purposes). However, some or all of these deferred tax assets could expire unused if we are unable to generate sufficient taxable income in the future to take advantage of them or we enter into transactions that limit our right to use them. If it became more likely than not that deferred tax assets would expire unused, we would have to increase our valuation allowance against deferred tax assets to reflect this fact, which could materially increase our income tax expense, and therefore adversely affect our results of operations and tangible net worth in the period in which it is recorded.

Moreover, our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income and reduce future cash tax liabilities would be negatively impacted if we were to experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the Code). In general terms, an “ownership change” can occur whenever one or more “5% stockholders” collectively change the ownership of a company by more than 50 percentage points within a three-year period. The determination of whether an ownership change has occurred for purposes of Section 382 of the Code is complex and requires significant judgment. Moreover, the number of shares of our common stock outstanding at any particular time for purposes of Section 382 of the Code may differ from the number of shares that we report as outstanding in our filings with the SEC. In the event that an ownership change occurs, our ability to utilize our net operating loss and tax credit carryforwards would be negatively impacted, which could have a material adverse effect on our business, financial condition and results of operations.

BUSINESS

Company Overview

We are an innovator in broadband technologies and services. Our end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables us to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers and government users around the globe, whether on the ground, on the move or in flight. In addition, we develop and provide advanced wireless communications systems, secure networking systems and cybersecurity and information assurance products and services. Our product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

We conduct our business through three segments: satellite services, commercial networks and government systems.

Satellite Services

Our satellite services segment provides satellite-based high-speed broadband services to consumers, enterprises, commercial airlines and mobile broadband customers primarily in the United States. Our Exede broadband services offer high-speed, high-quality broadband internet access across the contiguous United States. We also offer similar services for a growing number of commercial and business aircraft both in the United States and abroad. Our satellite services business also provides a platform for the provision of network management services to domestic and international satellite service providers.

Our satellite services business uses our proprietary technology platform to provide broadband services with multiple applications. Our proprietary Ka-band satellites are at the core of our technology platform. We own two satellites: ViaSat-1 (our first-generation high-capacity Ka-band spot-beam satellite, which was placed into service in January 2012) and WildBlue-1 (which was placed into service in March 2007). At the time of launch we believe ViaSat-1 was the highest capacity, most cost-efficient satellite in the world, with a data throughput of approximately 140 Gigabits per second. In addition, three additional satellites are under construction: the ViaSat-2 satellite (our second-generation high-capacity Ka-band satellite design) and two ViaSat-3 class satellites (our third-generation high-capacity Ka-band satellite design). We expect that our ViaSat-2 satellite will significantly expand our data throughput capacity, enabling us to improve the speed, availability and geographic coverage area of our broadband services. Our ViaSat-3 class satellites are designed to further expand our data throughput capacity and geographic coverage area and to support the flexible allocation of capacity to dynamically respond to changing capacity demands, thereby improving the speed, availability and cost-efficiency of our proprietary Ka-band satellite network. We currently expect our ViaSat-2 satellite to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018, and that the two ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021.

We believe that growth in our satellite services segment will be driven in the coming years by continued rapid growth in demand for high-speed broadband services across the globe, driven both by continued increases in the number of internet users and connected devices and by increasing data usage, including for video streaming and mobile and in-flight connectivity. The primary services offered by our satellite services segment are comprised of:

•	Fixed Broadband Services. We offer satellite-based broadband internet services under the Exede and WildBlue brands to consumers and businesses primarily in the United States. Our broadband offerings provide users with high-speed broadband internet access and Voice over Internet Protocol services. We offer a range of service plans, with pricing based on a number of different factors, including available capacity, bandwidth limits, service quality levels, bundled offerings and terms of distribution. We also offer wholesale and retail broadband services to our national and regional distribution partners, including direct-to-home satellite video providers, retail service providers and communications companies. As of September 30, 2016, we provided broadband internet services to approximately 686,000 consumer and small business subscribers.

•	In-Flight Broadband Services. Our award-winning in-flight broadband services (including our flagship Exede In The Air service) provide industry-leading in-flight internet and broadband connectivity services to commercial airlines and business jets. The data throughput capacity of our services enables commercial airlines and business jets to offer more passengers on more flights the ability to enjoy high-speed broadband services such as streaming video. As of September 30, 2016, 533 commercial aircraft were in service utilizing our Exede in-flight broadband services. In November 2016, ViaSat was selected by American Airlines to retrofit more than 500 aircraft from its existing domestic fleet with ViaSat’s in-flight broadband system, with installation expected to begin in the first half of fiscal year 2018.

•	Mobile Broadband Services. Our Yonder mobile broadband services provide global network management and high-speed internet connectivity services for customers using airborne, maritime and ground-mobile satellite systems.

•	Enterprise Broadband Services. We offer a variety of other broadband services to enterprises, including business connectivity, live on-line event streaming, oil and natural gas data gathering services and high-definition satellite news gathering.

In February 2016, we entered into a framework and subscription agreement (the Framework Agreement) with Eutelsat, pursuant to which we have agreed to enter into a strategic partnering arrangement with Eutelsat to own and operate satellite broadband infrastructure and equipment and provide satellite-based broadband internet services in the European region. The arrangement will consist of two entities coordinating efforts to expand the European broadband market: an entity to be owned 51% by Eutelsat and 49% by ViaSat following the closing will own and operate Eutelsat’s KA-SAT satellite and related assets and offer wholesale satellite capacity services in the European region; and an entity to be owned 51% by ViaSat and 49% by Eutelsat following the closing will purchase wholesale satellite capacity services and offer retail satellite-based broadband internet services in the European region. At the closing under the Framework Agreement, Eutelsat will contribute and transfer assets relating to Eutelsat’s existing wholesale satellite broadband business (including its KA-SAT satellite) to a newly formed subsidiary of Eutelsat in exchange for the issuance of new shares in such subsidiary, and following such contribution and issuance, we will purchase 49% of the issued shares of Eutelsat’s subsidiary from Eutelsat for €132.5 million and, similarly, Eutelsat will purchase 49% of the issued shares of a second newly formed subsidiary of ViaSat for an immaterial amount. Also at the closing, we and Eutelsat will enter into shareholders’ agreements and other ancillary agreements with respect to the ownership, management and operation of the two entities. The closing of the transactions under the Framework Agreement is subject to customary conditions, including the receipt of required regulatory approvals and third-party consents. We currently anticipate that the closing will occur in fiscal year 2017.

Commercial Networks

Our commercial networks segment develops and produces a variety of advanced end-to-end satellite and wireless communication systems, ground networking equipment and space-to-earth connectivity systems. We design and build customized fixed and mobile satellite communication systems capable of serving a variety of markets and applications. In addition, we offer an array of ground networking equipment and products, including customer premise equipment, satellite modems, antenna technologies, earth stations and satellite networking hubs. Our communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding, are utilized to provide services through our satellite services segment and are also sold to commercial networks customers.

We believe growth in our commercial networks segment will be driven in the coming years by continued growth in worldwide demand for communications systems, ground networking equipment and products that enable or support access to high-speed broadband services, and by the increasing cost-effectiveness of satellite technologies to rapidly deploy broadband services across wide geographic areas and to large numbers of people within the satellite footprint. Our commercial networks segment also leverages the deployment of our own proprietary high-capacity Ka-band satellites, as well as Ka-band satellites operated or being built for third parties around the world, by providing the ground infrastructure and user terminals that access the satellites. However, our research and development investments in our ViaSat-3 class satellites and related ground infrastructure are expected to continue to negatively impact our financial results in our commercial networks segment in fiscal year 2017 and beyond.

Our communication systems, ground networking equipment and products include:

•	Fixed Satellite Networks. We are a leading end-to-end network technology supplier for the fixed satellite consumer and enterprise markets. Our next-generation satellite network infrastructure and ground terminals are designed to access Ka-band broadband services on high-capacity satellites. Our SurfBeam® network systems and modems enable satellite broadband access for residential or home office customers. We also offer related products and services to enterprise customers to address bandwidth constraints, latency and other issues, such as our AcceleNet® wide area network (WAN) optimization product, which enables enterprise customers to optimize “cloud computing” services and other applications delivered over WANs.

•	Mobile Broadband Satellite Communication Systems. Our mobile satellite communication systems and related products provide high-speed, cost-efficient broadband access while on the move via small transceivers, and are, designed for use in aircraft, high-speed trains and seagoing vessels. Our sales of similar mobile satellite systems to government customers are included in our government satellite communication systems business.

•	Antenna Systems. We develop, design, produce, test and install ground terminals and antennas for terrestrial and satellite applications, specializing in earth imaging, remote sensing, mobile satellite communication, Ka-band earth stations and other multi-band antennas.

•	Satellite Networking Development. Through our Comsat Labs division, we offer specialized design and technology services covering all aspects of satellite communication system architecture and technology, including the analysis, design, and specification of satellites and ground systems, ASIC and MMIC design and production, and WAN compression for enterprise networks.

Government Systems

Our government systems segment develops and produces network-centric Internet Protocol (IP)-based fixed and mobile secure government communications systems, products, services and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include the U.S. Department of Defense (DoD), allied foreign governments, domestic and allied armed forces, public safety first-responders and remote government employees.

We believe growth in our government systems segment in the coming years will be driven by continued growth in demand for higher-capacity, higher-quality broadband services and associated ground systems and advanced cybersecurity protections. This continued demand reflects the U.S. military’s emphasis on “network-centric” highly mobile warfare over geographically dispersed areas (which requires the development and deployment of secure, IP-based communications networks, products and service offerings capable of supporting real-time dissemination of data using multiple transmission media) and increased use of IP-based network-centric and bandwidth-intensive applications at all organizational levels. Satellite-based systems are increasingly seen as the most reliable method of connecting rapidly moving armed forces who may out-run the range of terrestrial radio links and high-speed broadband connectivity is increasingly required to support real-time command and control decision-making and enhanced situational awareness.

The primary products and services of our government systems segment include:

•	Government Mobile Broadband. Our government mobile broadband products and services provide military and government users with high-speed, real-time broadband and multimedia connectivity in key regions of the world. Our government mobile broadband products include mobile broadband modems, terminals, network access control systems and antenna systems using a range of satellite frequency bands capable of being installed and operated on a wide variety of fixed wing, rotary wing, manned and unmanned aircraft.

•	Government Satellite Communication Systems. Our government satellite communication systems offer an array of portable, mobile and fixed broadband modems, terminals, network access control systems and antenna systems using a range of satellite frequency bands for line-of-sight and beyond-line-of-sight Intelligence, Surveillance, and Reconnaissance and Command and Control missions, satellite networking services, network management systems for Wi-Fi and other internet access networks, and global mobile broadband capability with satellite technologies. Our systems, products and service offerings are designed to support high-throughput broadband data links, to increase available bandwidth using existing satellite capacity, and to withstand certain catastrophic events. Our range of broadband modems, terminals and systems support high-speed broadband and multimedia transmissions over point-to-point, mesh and hub-and-spoke satellite networking systems, and include products designed for manpacks, aircraft, unmanned aerial vehicles, seagoing vessels, ground-mobile vehicles and fixed applications.

•	Cybersecurity and Information Assurance. Our cybersecurity and information assurance products and services provide advanced, high-speed IP-based “Type 1” and High Assurance Internet Protocol Encryption (HAIPE)-compliant encryption solutions that enable military and government users to communicate information securely over networks, and that secure data stored on computers and storage devices. Our encryption products and modules use a programmable, high-assurance architecture that can be easily upgraded in the field or integrated into existing communication networks, and are available both on a stand-alone basis and as embedded modules within our tactical radio, information distribution and other satellite communication systems and products.

•	Tactical Data Links. We develop and produce advanced tactical radio and information distribution systems that enable real-time collection and dissemination of video and data using secure, jam-resistant transmission links from manned aircraft, ground mobile vehicles and other remote platforms to networked communication and command centers. Key products in this category include our Battlefield Awareness and Targeting System—Dismounted handheld link radios, as well as our Multifunctional Information Distribution System (MIDS) terminals for military fighter jets and their successor, MIDS Joint Tactical Radio System terminals, “disposable” weapon data links and other portable small tactical terminals.

Our Strengths

We believe the following strengths position our business to capitalize on the attractive growth opportunities presented in our business segments:

•	Vertically Integrated End-to-End Platform of Leading Broadband Technologies. We believe our innovative ecosystem of high-capacity Ka-band satellites, ground infrastructure and user terminals provides a vertically integrated end-to-end platform that uniquely positions us to cost-effectively deliver a diverse portfolio of high-speed, high-quality broadband solutions and applications to enterprises, consumers and government users. Our product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that many of the market segments in which we compete have significant barriers to entry relating to the complexity of technology and the amount of required investment, and that limited competition exists for broadband services at higher data speeds. We believe that our comprehensive and vertically integrated portfolio of satellites, products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in broadband technologies and services.

•	Innovation of Next-Generation Satellite Technology. We have a long history of innovation in next-generation satellite technologies. Since our inception, we have designed and produced advanced satellite communications systems and equipment. Our award-winning first-generation high-capacity Ka-band spot-beam satellite, ViaSat-1, was placed into service in January 2012. In February 2012, the Society of Satellite Professionals International bestowed an Industry Innovators Award on us in recognition of the development and launch of our ViaSat-1 satellite and, with its data throughput of approximately 140 Gigabits per second, in 2013 ViaSat-1 earned a Guinness World Records® title as the highest-capacity communications satellite in the world. In May 2013, we entered into a satellite construction contract for our ViaSat-2 satellite, our second-generation high-capacity Ka-band satellite design, which we currently expect to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018. We expect that our ViaSat-2 satellite will significantly expand our data throughput capacity, enabling us to improve the speed, availability and geographic coverage area of our broadband services. In addition, we have entered into satellite construction contracts for two ViaSat-3 class satellites, our third-generation high-capacity Ka-band satellite design, and we anticipate that our ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021. Our ViaSat-3 class satellites are designed to further expand our data throughput capacity and geographic coverage area and to support the flexible allocation of capacity to dynamically respond to changing capacity demands, thereby improving the speed, availability and cost-efficiency of our proprietary Ka-band satellite network. Our market-leading Exede In The Air in-flight broadband service has received numerous awards and accolades, including the Crystal Cabin Award for the best Passenger Comfort System in April 2015 and the Excellence in Avionics Award for In-Flight Connectivity Innovation in July 2015. We believe that our innovative satellite technologies and investments in the associated ground infrastructure will enable us to provide greater capacity and faster broadband speeds. We believe our history of developing proprietary and innovative satellite technologies spanning spacecraft, ground infrastructure, user terminals and network design demonstrates that we possess the expertise and credibility required to serve the evolving technology needs of our customers.

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Diversification of Business Model. Our business is highly diversified, ranging from the provision of broadband services to consumers, enterprises and commercial airlines primarily in the United States, to the worldwide sale of complex satellite communication systems and products to communications service providers and enterprises, to the sale of advanced wireless communications systems, secure networking systems and cybersecurity and information assurance products and services to government users and defense contractors. This diversification in product and service offerings, customer base and market segment helps to reduce our exposure to fluctuations in any of the individual markets we serve. In addition, the flexibility in our business model allows us to allocate our satellite capacity to markets where bandwidth usage demands and returns are highest. During the first half of fiscal year 2017 and during fiscal years 2016 and 2015, our satellite services segment generated 40%, 39% and 36% of total revenues, our commercial networks segment generated 17%, 18% and 25% of total revenues, and our government systems segment generated 43%, 43% and 39% of total revenues, respectively.

•	Blue-Chip Customer Base and Favorable Consumer Contract Terms. Our customers include the DoD, large defense contractors, allied foreign governments, civil agencies, satellite network integrators, large communications service providers, commercial airlines and enterprises requiring complex communications and networking solutions and services. We believe that the credit strength of our key customers, including the U.S. government, leading aerospace and defense prime contractors and commercial airlines, as well as our favorable consumer broadband contract terms, help support more consistent financial performance.

•	Experienced Management Team. Our Chief Executive Officer, Mark Dankberg, and our Chief Technology Officers have been with the company since its inception in 1986. Mr. Dankberg is considered to be a leading expert in the field of satellite and wireless communications. In 2008, Mr. Dankberg received the prestigious AIAA Aerospace International Communication award, which recognized him for “shepherding ViaSat into a leading satellite communications company through outstanding leadership and technical expertise.” In 2013, Mr. Dankberg received the Innovator Award from the Arthur C. Clarke Foundation. In 2015, Mr. Dankberg was inducted into the Society of Satellite Professionals Hall of Fame for his leadership and visionary role in satellite communications.

Our Strategy

Our business strategy is to be a leading provider of high-speed and cost-effective broadband and advanced communications products and services, utilizing our leading satellite technologies. The principal elements of our strategy include:

•	Maintain Focus on Technology Leadership. We will continue to focus on research and development to maintain our leadership position in satellite technologies and services. Innovative satellite and product development has been one of our hallmarks and continues to be critical to our success. Our research and development efforts are supported by an employee base of over 1,900 engineers and a culture that deeply values innovation.

•	Continue to Expand our Addressable Markets. We focus on designing and developing high-capacity satellite technologies. As the capacity, data throughput speeds and geographic coverage areas of our satellite systems continue to increase (with each generation of our high-capacity Ka-band satellite designs), we expect the addressable market for our broadband technologies, products and services (whether consumer, enterprise, commercial airline or government) to similarly expand. Higher capacity, more flexible satellites allow us to offer cost-effective broadband services that allow greater data usage at faster speeds, thereby enabling us to better compete against other broadband technologies (including terrestrial technologies) over large geographic areas. As the speed of our broadband offerings increases, we expect the number of companies able to provide competing broadband offerings at equivalent speeds to decrease.

•	Drive Cost Efficiencies. We continue to drive cost efficiencies in our businesses through our development of leading, vertically integrated satellite technologies. We optimize our satellite network systems through our development of an end-to-end platform of next-generation Ka-band satellites, ground networking equipment and user terminals that enable the provision of high-speed broadband services. Our ViaSat-3 class satellites are expected to further drive cost efficiencies through their ability to efficiently and dynamically match supply and demand through the flexible allocation of capacity within the satellite footprint.

•	Focus on International Opportunities. We believe that international markets represent an attractive opportunity for our business. As worldwide demand for broadband connectivity and services continues to grow, we expect that our comprehensive offering of next-generation Ka-band satellites, advanced end-to-end communication systems and ground networking equipment and products, and their ability to enable cost-effective, high-speed broadband services, will be increasingly attractive internationally. Following launch, our ViaSat-2 satellite currently under construction is expected to provide seven times the geographic coverage of ViaSat-1, and our ViaSat-3 class satellites currently under construction are expected to provide broadband services over the Americas and over Europe, the Middle East and Africa, respectively, thereby making our cost-effective, high-speed broadband service offerings available to new markets. We currently anticipate our ViaSat-2 satellite to be launched late in the fourth quarter of fiscal year 2017 or early in the first quarter of fiscal year 2018, and that our ViaSat-3 class satellites will be launched in fiscal year 2020 or early fiscal year 2021. In addition, in February 2016, we entered into a Framework Agreement with Eutelsat, pursuant to which we have agreed to enter into a strategic partnering arrangement with Eutelsat to own and operate satellite broadband infrastructure and equipment and provide broadband internet services in the European region.

•	Pursue Growth Through Strategic Alliances, Partnering Arrangements and Relationships. We actively seek strategic relationships and joint ventures with companies whose financial, marketing, operational or technological resources can accelerate the introduction of new technologies and the penetration of new markets, such as our proposed European expansion in our satellite services segment contemplated by the Framework Agreement with Eutelsat. In our government systems segment, we regularly enter into teaming arrangements with other government contractors to more effectively capture complex government programs. We have also engaged in strategic relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, or customer relationships and distribution channels that complement our strategy. We may continue to evaluate acquisitions of, or investments in, complementary companies, businesses, products or technologies to supplement our internal growth.

Our Customers

Our customer base is highly diversified. Customers in our satellite services segment include residential customers, commercial airlines, small businesses and other enterprise customers of our broadband services. The customers of our government systems and commercial networks segments include the DoD, U.S. National Security Agency, the U.S. Department of Homeland Security, allied foreign governments, select other U.S. federal, state and local government agencies, defense contractors, satellite network integrators, large communications service providers and enterprises requiring complex communications and networking solutions. We enter into government contracts either directly with U.S. or foreign governments, or indirectly through domestic or international prime contractors. In our commercial networks segment, we also act as both a prime contractor and subcontractor for the sale of equipment and services.

Revenues from the U.S. government as an individual customer comprised approximately 28% and 25% of our total revenues in the six months ended September 30, 2016 and 2015, respectively, and approximately 24%, 23% and 21% of total revenues for fiscal years 2016, 2015 and 2014, respectively. None of our commercial customers comprised 10% or more of total revenues in the six months ended September 30, 2016 and 2015 or in fiscal years 2016, 2015 and 2014.

U.S. Government Contracts

Substantial portions of our revenues are generated from contracts and subcontracts with the DoD and other federal government agencies. Many of our contracts are subject to a competitive bid process and are awarded on the basis of technical merit, personnel qualifications, experience and price. We also receive some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to our unique technical capabilities in special areas. The Federal Acquisition Streamlining Act of 1994 has encouraged the use of commercial type pricing, such as firm fixed-price contracts, on dual use products. Our future revenues and income could be materially affected by changes in government procurement policies and related oversight, a reduction in expenditures for the products and services we provide, and other risks generally associated with federal government contracts.

We provide products under federal government contracts that usually require performance over a period of several months to multiple years. Long-term contracts may be conditioned upon continued availability of congressional appropriations. Variances between anticipated budget and congressional appropriations may result in a delay, reduction or termination of these contracts.

Our federal government contracts are performed under cost-reimbursement contracts, time-and-materials contracts and fixed-price contracts. Cost-reimbursement contracts provide for reimbursement of costs and payment of a fee. The fee may be either fixed by the contract or variable, based upon cost control, quality, delivery and the customer’s subjective evaluation of the work. Under time-and-materials contracts, we receive a fixed amount by labor category for services performed and are reimbursed for the cost of materials purchased to perform the contract. Under a fixed-price contract, we agree to perform specific work for a fixed price and, accordingly, realize the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. In fiscal year 2016, approximately 13% of our total government revenues was generated from cost-reimbursement contracts with the federal government or our prime contractors, approximately 1% from time-and-materials contracts and approximately 86% from fixed-price contracts.

Our allowable federal government contract costs and fees are subject to audit and review by the Defense Contracting Management Agency (DCMA) and the Defense Contract Audit Agency (DCAA), as discussed below under “—Regulatory Environment—Other Regulations.”

Our federal government contracts may be terminated, in whole or in part, at the convenience of the U.S. government. If a termination for convenience occurs, the U.S. government generally is obligated to pay the cost incurred by us under the contract plus a pro rata fee based upon the work completed. Contracts with prime contractors may have negotiated termination schedules that apply. When we participate as a subcontractor, we are at risk if the prime contractor does not perform its contract. Similarly, when we act as a prime contractor employing subcontractors, we are at risk if a subcontractor does not perform its subcontract.

Some of our federal government contracts contain options that are exercisable at the discretion of the customer. An option may extend the period of performance for one or more years for additional consideration on terms and conditions similar to those contained in the original contract. An option may also increase the level of effort and assign new tasks to us. In our experience, options are exercised more often than not.

Our eligibility to perform under our federal government contracts requires us to maintain adequate security measures. We have implemented security procedures that we believe adequately satisfy the requirements of our federal government contracts.

Research and Development

The industries in which we compete are subject to rapid technological developments, evolving standards, changes in customer requirements and continuing developments in the communications and networking environment. Our continuing ability to adapt to these changes, and to develop innovative satellite technologies and new and enhanced products and services, is a significant factor in maintaining or improving our competitive position and our prospects for growth. Therefore, we continue to make significant investments in next-generation satellite technologies and product development.

We conduct the majority of our research and product development activities in-house and have a research and development and engineering staff, which includes over 1,900 engineers. Our product development activities focus on products that we consider viable revenue opportunities to support all of our business segments. A significant portion of our research and development efforts for our products have generally been conducted in direct response to the specific requirements of a customer’s order and, accordingly, these amounts are included in the cost of sales when incurred and the related funding is included in revenues at that time.

The portion of our contract revenues which includes research and development funded by government and commercial customers was approximately 19% of our total revenues in the six months ended September 30, 2016 and 2015, and approximately 20%, 23% and 31% of our total revenues during fiscal years 2016, 2015 and 2014, respectively. In addition, we incurred $55.4 million and $36.4 million during the six months ended September 30, 2016 and 2015, respectively, and $77.2 million, $46.7 million and $60.7 million during fiscal years 2016, 2015 and 2014, respectively, on independent research and development (IR&D) expenses, which comprises research and development not directly funded by a third party. Funded research and development contains a profit component and is therefore not directly comparable to IR&D. As a U.S. government contractor, we also are able to recover a portion of our IR&D expenses, consisting primarily of salaries and other personnel-related expenses, supplies and prototype materials related to research and development programs.

Intellectual Property

We seek to establish and maintain our proprietary rights in our technology and products through a combination of patents, copyrights, trademarks, trade secret laws and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have registered a number of patents and trademarks in the United States and in other countries and have a substantial number of patent filings pending determination. There can be no assurance, however, that these rights can be successfully enforced against competitive products in any particular jurisdiction. Although we believe the protection afforded by our patents, copyrights, trademarks, trade secrets and contracts has value, the rapidly changing technology in the networking, satellite and wireless communications industries and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our employees rather than on the protections afforded by patent, copyright, trademark and trade secret laws and contractual rights. Accordingly, while these legal protections are important, they must be supported by other factors such as the expanding knowledge, ability and experience of our personnel, and the continued development of new products and product enhancements.

Certain of our products include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all. Our inability to obtain these licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results and financial condition.

The industry in which we compete is characterized by rapidly changing technology, a large number of patents, and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot assure you that our patents and other proprietary rights will not be challenged, invalidated or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

Sales and Marketing

We have a sales presence in various domestic and foreign locations, and we sell our products and services both directly and indirectly through channel partners, as described below:

•	Satellite Services Sales Organization. Our satellite services sales organization for our broadband internet services sells directly to residential customers in our retail channel through our Exede website, sales call centers and through over 1,000 active retailer dealers (including DirecTV). In addition, subscribers for our broadband internet services are also acquired through our wholesale distribution relationships with DISH Network and the National Rural Telecommunications Cooperative. Our satellite services sales organization also includes direct sales and business development personnel who work with enterprises and commercial airlines to identify business opportunities and develop solutions for customers’ needs.

•	Commercial Networks Sales Organization. Our commercial networks sales organization consists of sales managers and sales engineers, who act as the primary interface to establish account relationships and determine technical requirements for customer networks. In addition to our sales force, we maintain a highly trained service staff to provide technical product and service support to our customers. The sales cycle in the commercial network market is lengthy and it is not unusual for a sale to take up to 18 months from the initial contact through the execution of the agreement. The sales process often includes several network design iterations, network demonstrations and pilot networks consisting of a few sites.

•	Government Systems Sales Organization. Our government systems sales organization consists of both direct sales personnel who sell our standard products, and business development personnel who work with engineers, program managers, marketing managers and contract managers to identify business opportunities, develop customer relationships, develop solutions for customers’ needs, prepare proposals and negotiate contractual arrangements. The period of time from initial contact through the point of product sale and delivery can take over three years for more complex product developments. Products already in production can usually be delivered to a customer between 90 to 180 days from the point of product sale.

•	Strategic Partners. To augment our direct sales efforts, we seek to develop key strategic relationships to market and sell our products and services. We direct our sales and marketing efforts to our strategic partners, primarily through our senior management relationships. In some cases a strategic ally may be the prime contractor for a system or network installation and will subcontract a portion of the project to us. In other cases, the strategic ally may recommend us as the prime contractor for the design and integration of the network. We seek strategic relationships and partners based on many factors, including financial resources, technical capability, geographic location and market presence.

Our marketing team works closely with our sales, research and product development organizations and our customers to increase the awareness of the ViaSat brand through a mix of positive program performance and our customers’ recommendation as well as public relations, advertising, trade show participation and conference speaking engagements by providing communications that keep the market current on our products and features. Our marketing team also identifies and sizes new target markets for our products and services, creates awareness of our company and our portfolio of offerings, and generates contacts and leads within these targeted markets.

Competition

The markets in which we compete are characterized by rapid change, converging technologies and a migration to solutions that offer higher capacity and speed and other superior advantages. These market factors represent both an opportunity and a competitive threat to us. In many cases our competitors can also be our customers or partners. Accordingly, maintaining an open and cooperative relationship is important. The overall number of our competitors may increase, and the identity and composition of competitors may change. As we continue to expand our business globally, we may see new competition in different geographic regions.

To compete, we emphasize:

•	the high-speed, high-quality and broad geographic availability of our broadband services;

•	our proven designs and network integration services for complex, customized network needs;

•	the increased bandwidth efficiency offered by our networks, products and services;

•	the innovative and flexible features integrated into our products and services;

•	our network management experience;

•	our end-to-end network implementation capabilities;

•	the distinct advantages of satellite data networks;

•	technical advantages and advanced features of our antenna systems as compared to our competitors’ offerings; and

•	the overall cost-effectiveness of our communications systems, products and services.

While we believe we compete successfully on each of these factors, we expect to continue to face intense competition in each of our markets.

In our satellite services segment, we face competition for consumer and enterprise broadband services both from existing competitors and emerging technologies. Our residential and other fixed broadband service offerings compete with broadband service offerings from wireline and wireless telecommunications companies, cable companies, satellite companies and internet service providers. Many of our competitors are larger than us, have substantial capital resources, have greater brand recognition, have access to spectrum or technologies not available to us, or are able to offer bundled service offerings that we are not able to duplicate, all of which may reduce demand for our broadband services. In addition, the broadband services market continues to see industry consolidation and vertical integration, which may enable our competitors to provide competing services to broader customer segments. New entrants, some with significant financial resources, and new emerging technologies (including 5G and advanced fiber) may compete with our broadband service offerings. For example, Google has launched high-speed internet and video services in a limited number of areas and has announced plans to expand in more areas. Our in-flight broadband service offerings compete against air-to-ground mobile services and other satellite-based services, such as the services offered by Global Eagle and Gogo. We believe that our Ka-band satellite-based in-flight broadband services offer a competitive combination of high-speed and data throughput capacity, that enable commercial airlines and business jets to offer more passengers on more flights the ability to enjoy high-speed broadband services such as streaming video.

In our commercial networks segment, we compete with numerous other providers of satellite and terrestrial communications systems, products and equipment, including: ASC Signal, Astrium, Comtech, General

Dynamics, Gilat, EchoStar (Hughes Network Systems), iDirect Technologies, L-3 Communications, Newtec, Panasonic, Space Systems/Loral, Thales and Zodiac Data Systems. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time.

Within our government systems segment, we generally compete with manufacturers of defense electronics products, systems or subsystems, such as BAE Systems, General Dynamics, Harris, Inmarsat, L-3 Communications, Rockwell Collins and similar companies. We may also occasionally compete directly with the largest defense prime contractors, including Boeing, Lockheed Martin, Northrop Grumman and Raytheon Systems. In many cases we partner with our competitors, and therefore maintaining an open and cooperative relationship is important.

Many of our competitors in our commercial networks and government systems segments have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources and access to technologies not available to us. Many of our competitors are also substantially larger than we are and may have more extensive engineering, manufacturing and marketing capabilities than we do. As a result, these competitors may be able to adapt more quickly to changing technology or market conditions or may be able to devote greater resources to the development, promotion and sale of their products.

Manufacturing

Our manufacturing objective is to produce high-quality products that conform to specifications at the lowest possible manufacturing cost. To achieve this objective, we primarily utilize a range of contract manufacturers that are selected based on the production volumes and complexity of the product. By employing contract manufacturers, we are able to reduce the costs of products and support rapid fluctuations in delivery rates when needed. As part of our manufacturing process, we conduct extensive testing and quality control procedures for all products before they are delivered to customers.

Contract manufacturers produce products for many different customers and are able to pass on the benefits of large-scale manufacturing to their customers. These manufacturers are able to produce high quality products at lower costs by: (1) exercising their high-volume purchasing power, (2) employing advanced and efficient production equipment and capital intensive systems whose costs are leveraged across their broad customer base, and (3) using a cost-effective skilled workforce. Our primary contract manufacturers include Benchmark, CyberTAN, Davida Technology Partners, EADS, Flextronics, Harris, IEC Electronics Corporation, Microelectronics Technology (MTI), NeoTech, Plexus and Regal Technology Partners.

Our experienced management team facilitates an efficient contract manufacturing process through the development of strong relationships with a number of different domestic and off-shore contract manufacturers. By negotiating beneficial contract provisions and purchasing some of the equipment needed to manufacture our products, we retain the ability to move the production of our products from one contract manufacturing source to another if required. Our operations management has experience in the successful transition from in-house production to contract manufacturing. The degree to which we employ contract manufacturing depends on the maturity of the product and the forecasted production life cycle. We intend to limit our internal manufacturing capacity to supporting new product development activities, building customized products that need to be manufactured in strict accordance with a customer’s specifications or delivery schedules, and building proprietary, highly sensitive ViaSat-designed products and components for use in our proprietary technology platform. Therefore, our internal manufacturing capability for standard products has been, and is expected to continue to be, very limited and we intend to continue to rely on contract manufacturers for large-scale manufacturing. We also rely on outside vendors to manufacture specific components and subassemblies used in the production of our products. Some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole source supplier or a limited group of suppliers.

Regulatory Environment

We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with the services that we provide. In particular, we provide a number of services that rely on the use of radio-frequency spectrum, and the provision of such services is highly regulated. National authorities generally require that the satellites they authorize be operated in a manner consistent with the regulations and procedures of the International Telecommunication Union (ITU), which require the coordination of the operation of satellite systems in certain circumstances, and more generally are intended to avoid the occurrence of harmful interference among different users of the radio spectrum.

We also produce a variety of communications systems and networking equipment, the design, manufacture, and marketing of which are subject to the laws and regulations of the jurisdictions in which we sell such equipment. We are subject to export control laws and regulations, and trade and economic sanctions laws and regulations, with respect to the export of such systems and equipment. As a government contractor, we are subject to U.S. procurement laws and regulations.

Radio-frequency and Communications Regulation

International Telecommunication Union (ITU)

The orbital location and frequencies for our satellites are subject to the ITU’s frequency registration and coordination procedures. Those procedures are specified in the ITU Radio Regulations and seek to facilitate shared international use of limited spectrum and orbital resources in a manner that avoids harmful interference. Among other things, the ITU procedures establish procedures for establishing international priority with respect to the use of such resources, deadlines for bringing satellite networks into use in order to maintain such priority, and coordination rights and obligations with respect to other networks, which vary depending on whether such networks have higher or lower ITU priority. On our behalf, various countries have made and may in the future make additional filings for the frequency assignments at particular orbital locations that are used or to be used by our current satellite networks and potential future satellite networks we may build or acquire. In the event that any international coordination process that is triggered by such an ITU filing is not successfully completed, we may be compelled to accept more limited or suboptimal orbital and spectrum rights, to operate the applicable satellite(s) on a non-interference basis, or to cease operating such satellite(s) altogether.

US Regulation

The commercial use of radio-frequency spectrum in the United States is subject to the jurisdiction of the Federal Communications Commission (FCC) under the Communications Act of 1934, as amended (Communications Act). The FCC is responsible for licensing the operation of satellite earth stations and spacecraft, and for regulating the technical and other aspects of the operation of these facilities.

Earth Stations. The Communications Act requires a license for the operation of transmitting satellite earth station facilities and certain receiving satellite earth station facilities in the United States. We currently hold licenses authorizing us to operate various earth stations within the United States, including but not limited to user terminals, facilities that aggregate traffic and interconnect with the internet backbone and network hubs. These licenses typically are granted for 10 to 15 year terms, and typically are renewed in the ordinary course. Material changes in these operations would require prior approval by the FCC. The operation of our earth stations is subject to various license conditions, as well as the technical and operational requirements of the FCC’s rules and regulations.

Space Stations. In the United States, the FCC authorizes the launch and operation of commercial spacecraft, and also authorizes non-U.S. licensed spacecraft to be used to serve the United States. The FCC has authorized the use of the ViaSat-1, WildBlue-1 and Anik F2 spacecraft to serve the United States. The FCC also has granted us the right to use certain future spacecraft to serve the United States, as long as we implement those spacecraft by certain deadlines. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations, as well as the technical and operational requirements of the FCC’s rules and regulations.

Universal Service. Certain of our services may constitute the provision of telecommunications to, from or within the United States, and may require us to contribute a percentage of our revenues from such services to universal service support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC, and currently is 17.4%. Current FCC rules permit us to pass this universal service contribution through to our customers. For example, the FCC has established a new universal service funding mechanism to support the provision of voice and broadband services in certain high-cost areas of the United States, known as the Connect America Fund (the CAF). Among other things, the new CAF mechanism provides support to incumbent wireline carriers on a preferential basis, with those incumbents consequently securing the vast majority of available support, to the exclusion of competitive service providers, including satellite broadband providers. The FCC still is in the process of finalizing rules governing how much more limited support for competitive service providers will be distributed, and it is possible that those new rules would restrict the ability of satellite broadband providers to compete against terrestrial providers for even that more limited support, which would place us at a competitive disadvantage in the provision of broadband services those additional areas receiving CAF support. It is uncertain how and when the CAF will be implemented fully, and how such implementation could impact satellite broadband providers. Depending on the extent to which the CAF, as implemented, gives incumbents a competitive advantage in providing broadband services in supported areas, or terrestrial technologies a competitive advantage over satellite technologies, the CAF could have a material adverse effect on our business, financial condition and results of operations.

CALEA. We are obligated to comply with the requirements of the Communications Assistance for Law Enforcement Act (CALEA), which requires telecommunications providers and broadband internet access providers to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services.

Net Neutrality. In February 2015, the FCC adopted new rules intended to preserve the openness of the internet, a concept generally referred to as “net neutrality” or “open internet.” The FCC previously had attempted to adopt rules of this type but they were vacated in large part by the U.S. Court of Appeals for the District of Columbia Circuit, which concluded that the FCC had failed to establish the legal authority for and otherwise justify its actions. In adopting its new rules (which are similar in many respects to its old rules, and also broader in some respects), the FCC relied on Title II of the Communications Act, which authorizes the FCC to regulate telecommunications common carriers. More specifically, the FCC reclassified mass-market retail broadband internet access service as a “telecommunications service” subject to common-carrier regulation under Title II, reversing longstanding precedent classifying broadband as a lightly regulated “information service” not subject to such regulation. The FCC then took the further step of forbearing from applying most Title II requirements to internet service providers (ISPs). As a result, ISPs that provide mass-market, retail service offerings are subject to specific “net neutrality” rules and general common-carrier obligations (e.g., those requiring rates, terms, and conditions of service to be “just and reasonable”) but are not subject to many of the specific common-carrier requirements found in the Communications Act and the FCC’s rules.

The FCC’s new “net neutrality” rules, among other things, prohibit ISPs from: (i) blocking access to legal content, applications, services, or non-harmful devices (subject to an exception for “reasonable network management”); (ii) impairing or degrading lawful internet traffic on the basis of content, applications, services, or non-harmful devices (subject to the same exception); (iii) favoring some lawful internet traffic over other lawful traffic in exchange for consideration of any kind whatsoever; and (iv) unreasonably interfering with or unreasonably disadvantaging the ability of end users to access content or the ability of content providers to access end users (again subject to the exception for “reasonable network management”). ISPs also are obligated to make certain disclosures to consumers with respect to their network management policies. A number of parties already have sought judicial review and/or stay of the FCC’s actions, including the leading trade associations for the cable, wireline, and wireless industries. More recently, the FCC has proposed to impose broadband-specific requirements intended to protect customer privacy and reduce the potential for data breaches. It is unclear what impact the new “net neutrality” rules or proposed customer privacy rules if adopted, will have on ViaSat’s business; because many of the rules are vague, much of the law in this area likely will develop in the future, on a case-by-case basis, in response to complaints filed at the FCC.

Satellite Spectrum. The space stations and ground network we use to provide our Exede broadband services operate using Ka-band spectrum that is designated for use on a primary basis for certain types of the satellite services we provide, as well as additional Ka-band spectrum that is designated primarily for terrestrial wireless and other uses but that we are authorized to use on a secondary or non-interference basis. The FCC recently issued an order that designates a portion of the Ka-band that we use on a secondary basis, as well as other bands above 24 GHz, to be used for “5G” wireless mobile and other terrestrial broadband services. We believe that the new rules adopted in the order provide an approach for our satellite operations to coexist and expand alongside terrestrial wireless mobile networks. The order recognizes the need for additional study of technical sharing issues, and we intend to continue working with the FCC and other stakeholders to address those concerns. The order remains subject to requests for reconsideration by the FCC or appeal in the courts, and therefore is subject to change. If the deployment of terrestrial services under these new rules results in harmful interference into our satellite operations, or if the new rules constrain or prohibit the types of uses we have planned for this spectrum in a manner that we do not anticipate, such a development could have a material adverse effect on our business, financial condition and results of operations.

Foreign Licensing

The spacecraft we use in our business are subject to the regulatory authority of, and conditions imposed by, foreign governments, as well as contractual arrangements with third parties and the rules and procedures of the ITU. Our ViaSat-1 satellite operates under authority granted to ManSat Limited by the governments of the Isle of Man and the United Kingdom (as well as authority from the FCC), and pursuant to contractual arrangements we have with ManSat Limited that extend past the expected useful life of ViaSat-1. ViaSat-2 is expected to operate under the authority of the United Kingdom.

We also use Ka-band capacity on the Anik F2 satellite to provide our broadband services under an agreement with Telesat Canada, and we may do so until the end of the useful life of that satellite. Telesat Canada operates that satellite under authority granted to it by the government of Canada. We also currently use the WildBlue-1 satellite, which we own, and which is co-located with Anik F2 under authority granted to Telesat Canada by the government of Canada, and pursuant to an agreement we have with Telesat Canada that expires upon the end of the useful life of Anik F2. Accordingly, we are reliant upon ManSat Limited and Telesat Canada to maintain their respective governmental rights on which our operating rights are based. The use of these spacecraft in our business is subject to various conditions in the underlying authorizations held by us, ManSat Limited and Telesat Canada, as well as the technical and operational requirements of the rules and regulations of those jurisdictions.

Equipment Design, Manufacture, and Marketing

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we design, manufacture, or market our communications systems and networking equipment. Applicable laws and regulatory requirements vary from country to country, and jurisdiction to jurisdiction. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this government approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communication systems by our customers, which in turn may have a material adverse impact on the sale of our products to the customers.

Equipment Testing and Verification. In the United States, certain equipment that we manufacture must comply with applicable technical requirements intended to minimize radio interference to other communications services and ensure product safety. In the United States, the FCC is responsible for ensuring that communications devices comply with technical requirements for minimizing radio interference and human exposure to radio emissions. The FCC requires that equipment be tested either by the manufacturer or by a private testing organization to ensure compliance with the applicable technical requirements. For other classes of device, the FCC requires submission of an application, which must be approved by the FCC, or in some instances may be approved by a private testing organization.

Export Controls. Due to the nature and sophistication of our communications products, we must comply with applicable U.S. government and other agency regulations regarding the handling and export of certain of our products. This often requires extra or special handling of these products and could increase our costs. Failure to comply with these regulations could result in substantial harm to the company, including fines, penalties and the forfeiture of future rights to sell or export these products.

Other Regulations

As a government contractor, we are routinely subject to audit and review by the DCMA, the DCAA and other U.S. government agencies of our performance on government contracts, indirect rates and pricing practices, accounting and management internal control business systems, and compliance with applicable contracting and procurement laws, regulations and standards. Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. In particular, audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome. Increases in congressional scrutiny and investigations into business practices and major programs supported by contractors may lead to increased legal costs and may harm our reputation and profitability if we are among the targeted companies. An adverse outcome to a review or audit or other failure to comply with applicable contracting and procurement laws, regulations and standards could result in material civil and criminal penalties and administrative sanctions being imposed on us, which may include termination of contracts, forfeiture of profits, triggering of price reduction clauses, suspension of payments, significant customer refunds, fines and suspension, or a prohibition on doing business with U.S. government agencies. In addition, if we fail to obtain an “adequate” determination of our various accounting and management internal control business systems from applicable U.S. government agencies or if allegations of impropriety are made against us, we could suffer serious harm to our business or our reputation, including our ability to bid on new contracts or receive contract renewals or our competitive position in the bidding process. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

We are also subject to a variety of U.S. and international regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. The failure to comply with current or future regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our manufacturing processes or cessation of operations. To date, these regulations have not had a material effect on our business, as we have neither incurred significant costs to maintain compliance nor to remedy past noncompliance, and we do not expect such regulations to have a material effect on our business in the current fiscal year.

Seasonality

In our satellite services segment, historically subscriber activity for our consumer broadband services has been influenced by seasonal effects related to traditional retail selling periods, with new sales activity generally anticipated to be higher in the second half of the calendar year. However, sales activity and churn can be strongly affected by other factors which may either offset or magnify any anticipated seasonal effects, including availability of capacity, promotional and subscriber retention efforts, changes in our resellers, distributors and wholesalers, changes in the competitive landscape, economic conditions, changes in credit check and subscriber approval processes and satellite beam congestion.

Our commercial networks segment is not generally affected by seasonal impacts. In our government systems segment, our results are impacted by various factors including the timing of contract awards and the timing and availability of U.S. Government funding, as well as the timing of product deliveries and customer acceptance.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $        million, or approximately $        million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us. We plan to use the net proceeds we receive from this offering for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures. Pending application of the net proceeds as described above, we may use a portion of the net proceeds to repay all or a portion of our outstanding borrowings under our Revolving Credit Facility and will invest the remaining net proceeds in U.S. government obligations, bank deposits or in other short-term, investment-grade, interest-bearing securities.

As of September 30, 2016, the Revolving Credit Facility provided an $800.0 million revolving line of credit (including up to $150.0 million of letters of credit), with a maturity date of May 24, 2021 (or March 16, 2020, if more than $200.0 million of the 2020 Notes are then outstanding and certain conditions are met). Borrowings under the Revolving Credit Facility bear interest, at our option, at either (1) the highest of the Federal Funds rate plus 0.50%, the Eurodollar rate plus 1.00%, or the administrative agent’s prime rate as announced from time to time, or (2) the Eurodollar rate plus, in the case of each of (1) and (2), an applicable margin that is based on our total leverage ratio. As of September 30, 2016, the weighted average effective interest rate on our outstanding borrowings under the Revolving Credit Facility was 2.78%. As of September 30, 2016, we had $225.0 million in principal amount of outstanding borrowings under the Revolving Credit Facility and $42.9 million outstanding under standby letters of credit, leaving borrowing availability under the Revolving Credit Facility of $532.1 million as of such date.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis, and

•	on an as-adjusted basis to give effect to this offering (after deducting the underwriting discount and estimated offering expenses payable by us).

You should read this table together with “Use of Proceeds” included elsewhere in this prospectus supplement and our consolidated financial statements and the related notes incorporated by reference herein.

	As of September 30, 2016
	Actual	As Adjusted
(in thousands, except share and per share data)	(unaudited)
Cash and cash equivalents	$51,275	$

Debt:
Revolving Credit Facility	$225,000		$225,000
Ex-Im Credit Facility, net (1)	259,829		259,829
2020 Notes, net	575,352		575,352
Other	576		576

Total debt	1,060,757		1,060,757

Equity:
Common stock, par value $0.0001 per share: 100,000,000 shares authorized, 49,486,623 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	$5		$6
Preferred stock, par value $0.0001 per share: 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—		—
Paid-in capital	909,067
Retained earnings	286,578		286,578
Accumulated other comprehensive loss	(1,011)		(1,011)

Total ViaSat, Inc. stockholders’ equity	1,194,639

Noncontrolling interest in subsidiary	5,328		5,328

Total equity	1,199,967

Total capitalization	$2,260,724	$

(1)	Included in the Ex-Im Credit Facility and in unamortized discount and debt issuance costs on the Ex-Im Credit Facility was $28.4 million and $24.3 million, respectively, relating to the exposure fees accrued as of September 30, 2016 expected to be financed under the Ex-Im Credit Facility.

The number of shares of our common stock to be outstanding immediately after this offering is based on 49,486,623 shares outstanding as of September 30, 2016 and excludes:

•	1,634,950 shares issuable upon the exercise of stock options outstanding as of September 30, 2016, at a weighted average exercise price of $55.85 per share;

•	2,302,399 shares issuable upon the vesting of restricted stock units outstanding as of September 30, 2016;

•	2,744,413 shares reserved for issuance pursuant to future awards under our equity participation plan as of September 30, 2016;

•	299,712 shares reserved for future issuance under our employee stock purchase plan as of September 30, 2016; and

•	up to 975,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
B. Riley & Co.
Citizens Capital Markets, Inc.
PJT Partners LP
SunTrust Robinson Humphrey, Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to ViaSat	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $        and are payable by us. The underwriters have agreed to reimburse us for certain expenses related to this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 975,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and each of our directors and executive officers have agreed that, among other things, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC on behalf of the underwriters, we and such directors and executive officers will not, during the period ending 90 days after the date of this prospectus supplement (the restricted period):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We have also agreed not to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock during the restricted period.

With respect to us, the restrictions described above do not apply to:

(a)	the shares to be sold in this offering;

(b)	the issuance by us of shares of common stock upon the exercise of an option or warrant or the vesting of a restricted stock unit or the conversion of a security outstanding on the date of this prospectus supplement;

(c)	the grant by us of employee or director stock options, restricted stock, restricted stock units or other equity awards in the ordinary course of business;

(d)	the issuance of matching grants of common stock under our 401(k) plan in the ordinary course of business;

(e)	the issuance (or offer or agreement to issue) by us of shares of common stock (or options, warrants or convertible securities relating to common stock) in connection with any acquisition, joint venture or strategic transaction, and the filing of any registration statement in connection therewith, provided that the number of shares so issued shall not exceed five percent of our common stock then outstanding, and provided further that any recipient of shares of common stock in excess of one percent of our common stock then outstanding so issued pursuant to this clause (e) agrees in writing to be bound by restrictions substantially similar to those described above for the balance of the restricted period;

(f)	the filing of any registration statement on Form S-8 in respect of any employee benefit plan in effect on the date of this prospectus supplement; or

(g)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (10b5-1 plan) for the transfer of shares of common stock, provided that such 10b5-1 plan does not provide for the transfer of common stock during the restricted period.

With respect to our directors and executive officers, the restrictions described above do not apply to:

(a)	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions (other than a filing made after the expiration of the restricted period);

(b)	transfers of shares of common stock or any security convertible into common stock as (i) a bona fide gift, (ii) to affiliates of the director or executive officer or (iii) by will or the laws of descent and distribution, provided that in each case (i) the recipient of those shares must also sign a lock-up agreement containing the same restrictions and terms as those described above and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(c)	transfers of shares of common stock or any security convertible into common stock to a family member or trust for the benefit of a family member of the director or executive officer, provided that (i) the recipient of those shares must also sign a lock-up agreement containing the same restrictions and terms as those described above and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(d)	the establishment of a 10b5-1 plan for the transfer of shares of common stock, provided that such 10b5-1 plan does not provide for the transfer of common stock during the restricted period;

(e)	transactions pursuant to a 10b5-1 plan established prior to the date of this prospectus supplement;

(f)	in the case of restricted common stock held by the director or executive officer that vests during the restricted period, the sale of such common stock by the director or executive officer to us or the disposition of shares of such common stock to us to pay withholding tax obligations upon vesting; or

(g)	transfers of shares of common stock or any security convertible into common stock to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of a court of competent jurisdiction, provided that the director or executive officer will provide Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC advance notice of any such transfer.

Notwithstanding the foregoing, our directors and executive officers may, without the prior written consent of any underwriter, (i) effect the cashless exercise or net share settlement of options to acquire shares of common stock granted pursuant to our equity plans and (ii) transfer to us any shares of common stock or have us withhold any shares of common stock from issuance for purposes of satisfying any tax withholding obligation that arises in connection with the vesting of awards (including stock options, restricted stock, restricted stock units and other awards) issued under our equity plans (so long as the purpose of such transfer is noted on any public report filed under the Exchange Act, and provided no such filing or other public announcement shall be voluntarily made).

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “VSAT.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under the Revolving Credit Facility and may receive a portion of the net proceeds from this offering. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. We expect our common stock to be regularly traded on an established securities market.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the beneficial owner either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of ViaSat, Inc. for the fiscal year ended March 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We also file reports, proxy statements and other information with the SEC. Information filed with the SEC by us, including the registration statement, as amended, and the exhibits and schedules filed with the registration statement, can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. You may also access filed documents at the SEC’s web site at www.sec.gov or by accessing the Investor Relations section of our website at www.viasat.com. The information found on or accessed through our website is not, and should not be deemed to be, a part of this prospectus

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC on May 26, 2016;

•	our Quarterly Reports on Form 10-Q filed with the SEC on August 9, 2016 and November 9, 2016;

•	our Current Reports on Form 8-K filed with the SEC on May 24, 2016 (with respect to Items 1.01, 2.03 and 9.01), September 9, 2016 and October 12, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 1996.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

ViaSat, Inc.

Attention: Investor Relations

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

PROSPECTUS

VIASAT, INC.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Rights

We may offer and sell the securities identified above, and any selling securityholders may offer and sell shares of common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by any selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, any selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol VSAT. On February 8, 2016, the last reported sale price of our common stock was $56.71 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2016

ABOUT THIS PROSPECTUS

Whenever we refer to “ViaSat,” “we,” “our” or “us” in this prospectus, we mean ViaSat, Inc. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the SEC) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the Securities Act) using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. In addition, selling securityholders to be named in a supplement to this prospectus may sell shares of our common stock from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. Neither we, nor any selling securityholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

VIASAT

We are an innovator in broadband technologies and services, including satellite and wireless networking applications and secure networking systems, products and services. We have leveraged our success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop next-generation satellite broadband technologies and services for both fixed and mobile users. Our product, systems and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

We conduct our business through three segments: satellite services, commercial networks and government systems.

Satellite Services. Our satellite services segment provides satellite-based broadband services to consumers, enterprises and mobile broadband customers primarily in the United States. Our Exede® broadband services offer high-quality, high-speed broadband internet access across the contiguous United States. Our satellite services business also provides a platform for the provision of network management services to domestic and international satellite service providers. In May 2013, we entered into a satellite construction contract for ViaSat-2, our second high-capacity Ka-band satellite.

Commercial Networks. Our commercial networks segment develops and produces a variety of advanced end-to-end satellite and wireless communication systems, ground networking equipment and products. We design and build customized fixed and mobile satellite communication systems capable of serving a variety of markets and applications. In addition, we offer an array of ground networking equipment and products, including customer premise equipment, satellite modems, antenna technologies, earth stations and satellite networking hubs. Our communication systems, networking equipment and products are generally developed through a combination of customer and discretionary internal research and development funding, and are either sold to our commercial networks customers or utilized to provide services through our satellite services segment.

Government Systems. Our government systems segment develops and produces network-centric internet protocol-based fixed and mobile secure government communications systems, products, services and solutions, which are designed to enable the collection and dissemination of secure real-time digital information between command centers, communications nodes and air defense systems. Customers of our government systems segment include the U.S. Department of Defense, armed forces, public safety first-responders and remote government employees.

We were incorporated in California in 1986 and reincorporated in Delaware in 1996. Our principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009, and our telephone number is (760) 476-2200.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act and the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, costs or other financial items; anticipated growth and trends in our business or key markets; future economic conditions and performance; the development, customer acceptance and anticipated performance of technologies, products or services; satellite construction and launch activities; the performance and anticipated benefits of our ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; the expected capacity, service, coverage, service speeds and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; anticipated subscriber growth; our proposed strategic partnering arrangement with Eutelsat and the timing, costs, economics and other benefits associated therewith; plans, objectives and strategies for future operations; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to consummate our proposed strategic partnering arrangement with Eutelsat and to realize the anticipated benefits of the strategic partnering arrangement; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to successfully develop, introduce and sell new technologies, products and services; negative audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; our dependence on a limited number of key employees; and other factors identified under the heading “Risk Factors” of this Registration Statement on Form S-3, elsewhere in this Registration Statement and our other filings with the SEC. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

All written and oral forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section or elsewhere in this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements should also be considered in light of the risk factors detailed in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in, or incorporated by reference into, this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date on which they are made. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges are as follows for the periods indicated:

	Fiscal Year Ended					Nine Months Ended
	Apr. 1, 2011	Mar. 30, 2012	Mar. 29, 2013	Apr. 4, 2014	Apr. 3, 2015	Dec. 31, 2015
Ratio of earnings to fixed charges(1)	1.24	—	—	—	1.89	1.00

(1)	Due to the loss attributable to ViaSat, Inc. before income tax benefit for the fiscal years ended March 30, 2012, March 29, 2013 and April 4, 2014, the ratio of earnings to fixed charges for these years was less than 1.00. Additional earnings of $30.3 million, $89.4 million and $38.0 million would have been required to achieve a ratio of 1:1 for the fiscal years ended March 30, 2012, March 29, 2013 and April 4, 2014, respectively. The fiscal year ended March 29, 2013 includes loss on extinguishment of debt of $26.5 million. The ratio of earnings to fixed charges, adjusted to exclude loss on early extinguishment of debt, was less than 1.00 for the fiscal year ended March 29, 2013, and additional earnings of $62.9 million would have been required to achieve a ratio of 1:1.

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) attributable to ViaSat, Inc. before provision for (benefit from) income taxes, fixed charges (excluding capitalized interest) and amortization of capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortized debt discount, premium and issuance costs related to indebtedness and rental expense. Rental expense amounts relate to the interest factor inherent in our operating leases. The portion of total rental expense that represents the interest factor is estimated to be 8%.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws, which have been publicly filed with the SEC. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 105,000,000, consisting of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 100,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

As of January 29, 2016, we had 48,871,215 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock do not have cumulative voting rights, which means that holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. Subject to the preferences of any of our outstanding preferred stock, the holders of our common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of a liquidation or dissolution of ViaSat, the holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and any payments due to holders of any outstanding shares of our preferred stock. The outstanding shares of our common stock are, and the shares offered by this prospectus, when issued, will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our certificate of incorporation, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the General Corporation Law of the State of Delaware (the DGCL) and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.

We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term equity securities does not include convertible debt securities.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Some provisions of ViaSat’s certificate of incorporation and bylaws could also have anti-takeover effects. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies;

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term;

•	authorize the issuance of preferred stock in one or more series;

•	prohibit stockholder action by written consent;

•	provide that special meetings of stockholders may be called only by the board of directors, its chairman, the president or the secretary of ViaSat; and

•	require the affirmative vote of not less than 66 2/3% of the total voting power of all outstanding securities of ViaSat then entitled to vote generally in the election of directors, voting together as a single class, to amend ViaSat’s bylaws.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ViaSat and its stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of ViaSat that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ViaSat. The provisions are also intended to discourage some tactics that may be used in proxy fights.

Classified Board of Directors

The certificate of incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of ViaSat as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of ViaSat. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings

The certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting.

The certificate of incorporation also provides that special meetings of stockholders may be called only by the board of directors, its chairman, the president or the secretary of ViaSat. Stockholders are not permitted to call a special meeting of stockholders or to require that the board of directors call a special meeting.

Number of Directors; Removal; Filling Vacancies

The certificate of incorporation provides that the board of directors will consist of between four and eleven members, the exact number to be fixed by resolution adopted by affirmative vote of a majority of the board of directors. The board of directors currently consists of eight directors. Further, the certificate of incorporation authorizes the board of directors to fill newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by permitting the board of directors to enlarge the size of the board and fill the new directorships with its own nominees. A director so elected by the board of directors holds office until the next election of the class for which the director has been chosen and until his or her successor is elected and qualified. The certificate of incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the total voting power of all outstanding securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee named in the prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “ViaSat,” “we,” “our” or “us” refer to ViaSat, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture (Section 2.2). The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount (Section 2.1). We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities, and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees (Section 2.2).

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, or any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the Depositary) or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture (Section 2.4). No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange (Section 2.7).

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see the section entitled “Global Securities” for more information.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities (Article IV).

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than ViaSat) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us (Section 5.1).

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or ViaSat and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of ViaSat; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement (Section 6.1).

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities (Section 6.1). The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof (Section 6.1).

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture (Section 6.2). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power (Section 7.1(e)). Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series (Section 6.12).

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days (Section 6.7).

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment (Section 6.8).

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture (Section 4.3). If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities (Section 7.5).

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or Events of Default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act (Section 9.1).

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a Default or Event of Default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security (Section 9.3).

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture (Section 9.2). The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration (Section 6.13).

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred (Section 8.3).

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred (Section 8.4).

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (Section 10.10).

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and our certificate of incorporation and the certificate of designation that are, or will be, filed with the SEC for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of ViaSat, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of ViaSat and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock, or (c) each share of the related preferred stock shall have been converted into stock of ViaSat not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor ViaSat assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor ViaSat will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of ViaSat and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. ViaSat and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	U.S. federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of ViaSat.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase our common stock or preferred stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The statements made in this section relating to the rights are summaries only. These summaries are not complete. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. For more detail, we refer you to the applicable rights agreement itself, which we will file as an exhibit to, or incorporate by reference in, the registration statement of which this prospectus is a part.

If we offer any series of rights, certain terms of that series of rights will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the title and aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	a discussion of certain U.S. federal income tax considerations applicable to an investment in the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (DTC), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities, or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP, San Diego, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of ViaSat. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of ViaSat, Inc. for the fiscal year ended April 3, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. You may also access filed documents at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of our website at www.viasat.com. The information found on or accessed through our website is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended April 3, 2015, filed with the SEC on May 26, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015, September 30, 2015 and December 31, 2015 filed with the SEC on August 10, 2015, November 9, 2015 and February 9, 2016, respectively;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2015 filed with the SEC on February 9, 2016;

•	our Current Reports on Form 8-K filed with the SEC on April 8, 2015, May 6, 2015, September 17, 2015 and February 9, 2016 (regarding Item 8.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 1996, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ViaSat, Inc.

Attention: Investor Relations

6155 El Camino Real

Carlsbad, California 92009

(760) 476-2200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

6,500,000 Shares

Common Stock

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Credit Suisse

Morgan Stanley

Co-Managers

B. Riley & Co.

Citizens Capital Markets, Inc.

PJT Partners LP

SunTrust Robinson Humphrey

                    , 2016